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Exhibit 10.30

CONFORMED COPY

PRETZELMAKER®
FRANCHISE AGREEMENT

BETWEEN

PRETZELMAKER, INC.
2855 East Cottonwood Parkway
Suite 400
Salt Lake City, Utah 84121
(801) 736-5600

AND

MRS. FIELDS' ORIGINAL COOKIES, INC.
2855 East Cottonwood Parkway
Suite 400
Salt Lake City, Utah 84121

Franchised Store:

See Schedule A

Date of Franchise Agreement

March 16, 2004

PRETZELMAKER®
FRANCHISE AGREEMENT

TABLE OF CONTENTS

[EXECUTION COPY]

ARTICLE 1—DEFINITIONS; PREAMBLES; AND ACKNOWLEDGMENTS		1
1.1	Date of Agreement	1
1.2	Definitions	1
1.3	Preambles	3
ARTICLE 2—GRANT OF FRANCHISE		3
2.1	Franchise	3
2.2	Reservation of Certain Rights	4
ARTICLE 3—INITIAL TERM AND RENEWAL		4
3.1	Initial Term of the Franchise Agreement	4
3.2	Renewal	4
ARTICLE 4—SITE SELECTION, LEASE OF PREMISES AND DEVELOPMENT OF YOUR STORE		5
4.1	Site Selection	5
4.2	Acquisition of the Premises	5
4.3	Licensed Store Development	6
4.4	Fixtures, Furnishings, Equipment, Signs and Computer Systems	7
4.5	Licensed Store Opening	7
4.6	Grand Opening Promotion	8
4.7	Relocation	8
ARTICLE 5—TRAINING AND GUIDANCE		9
5.1	Training	9
5.2	Operations Manuals	9
5.3	Guidance and Operating Assistance	10
ARTICLE 6—FEES		10
6.1	Initial Franchise Fee	10
6.2	Continuing Fees	10
6.3	Date and Term of Payment	10
6.4	Payment by Pre-Authorized Bank Transfer	10
6.5	Late Charge; Interest on Late Payments	11
6.6	Application of Payments	11
6.7	No Right of Offset	11
ARTICLE 7—OBLIGATIONS RELATING TO OPERATIONS		11
7.1	System Standards	11
7.2	Performance of Duties and Obligations	11
7.3	Restrictions on Operations	11
7.4	Internet Use	12
7.5	Our Right to Inspect Your Store	12
7.6	Surveys	12
7.7	Entity Owners	12
7.8	Guaranties by Entity Owners	12
7.9	Insurance	12
ARTICLE 8—REPORTS AND RECORD KEEPING		13
8.1	Accounting, Reports and Financial Statements	13
8.2	Retention of Records	14
8.3	Our Right to Audit	14
ARTICLE 9—MARKETING AND PROMOTION		14
9.1	Marketing Fees	14
9.2	Advertising and Promotional Activities by You	15
9.3	Our Advertising Materials	15
ARTICLE 10—USE OF THE MARKS AND CONFIDENTIAL INFORMATION		16
10.1	Ownership and Goodwill of Marks	16
10.2	Limitations on Your Use of Marks	16
10.3	Discontinuance of Use of Marks	16
10.4	Notification of Infringements and Claims	17
10.5	Our Indemnification of You	17
10.6	Copyrights	17
10.7	Concepts Developed by You	17
10.8	Confidential Information	17
ARTICLE 11—COVENANTS NOT TO COMPETE		18
11.1	In Term Non-Compete	18
11.2	Post Term Non-Compete	18
11.3	Shareholder Exception	18
11.4	Enforcement of Non-Competes	18
ARTICLE 12—TRANSFERS		19
12.1	Transfers by Us	19
12.2	Restrictions on Transfers by You	19
12.3	Conditions for Approval of Transfers by You	19
12.4	Transfer to a Wholly-Owned Corporation	20
12.5	Our Right of First Refusal	20
12.6	Death or Permanent Disability	21
12.7	Effect of Consent to Transfer	21
12.8	Preparation of a Financial Report by You	21
12.9	Public or Private Offerings	22
ARTICLE 13—DEFAULT AND TERMINATION		22
13.1	Your Defaults	22
13.2	Our Right to Terminate if You Default	23
13.3	Our Right to Terminate in Certain Other Circumstances	24
13.4	Your Right to Terminate if We Default	24
13.5	Assumption of Management	25
ARTICLE 14—POST TERM OBLIGATIONS		25
14.1	Reversion of Rights	25
14.2	Payment of Amounts Owed to Us and Others following Termination or Expiration	25
14.3	Discontinuance of the Use of the Marks following Termination or Expiration	25
14.4	Discontinuance of Use of Confidential Information following Termination or Expiration	26
14.5	Our Option to Purchase Licensed Stores	26
14.6	Your Opportunity to Acquire a Successor Franchise Agreement	28
14.7	Continuing Obligations	29
ARTICLE 15—RELATIONSHIP OF THE PARTIES/INDEMNIFICATION		29
15.1	Independent Contractors	29
15.2	No Liability for the Act of Other Party	29
15.3	Your Control	29
15.4	Our Approval and Enforcement	29
15.5	Taxes	29
15.6	Indemnification	30
15.7	Waiver of Claims	30
ARTICLE 16—SECURITY AGREEMENT		30
16.1	Security Interest	30
16.2	Requirements	30
ARTICLE 17—DISPUTE RESOLUTION		31
17.1	Injunctive Relief	31
17.2	Rights of Parties Are Cumulative	31
17.3	Costs and Attorneys' Fees	31
17.4	Arbitration	31
17.5	Governing Law	32
17.6	Consent to Jurisdiction	32
17.7	Waiver of Punitive Damages and Jury Trial	32
17.8	Limitation of Claims	33
ARTICLE 18—GENERAL PROVISIONS		33
18.1	Severability	33
18.2	Rights Provided by Law	33
18.3	Waivers by Either of Us	33
18.4	Certain Acts Not to Constitute Waivers	33
18.5	Excusable Non-Performance	34
18.6	Interpretation of Rights and Obligations	34
18.7	Notice of Potential Profit to Us	34
18.8	Binding Effect	34
18.9	No Third Party Beneficiaries	35
18.10	Approvals	35
18.11	Headings	35
18.12	Joint and Several Liability	35
18.13	Counterparts	35
18.14	Notices and Payments	35
18.15	Entire Agreement	35
OWNERSHIP ADDENDUM TO PRETZELMAKER® FRANCHISE AGREEMENT		37
AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS		38

PRETZELMAKER® FRANCHISE AGREEMENT

        THIS FRANCHISE AGREEMENT (the "Agreement") is between PRETZELMAKER, FRANCHISING, LLC, a Delaware limited liability company, with its principal business address at 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121 (referred to in this Agreement as "we" and like terms), and MRS. FIELDS' ORIGINAL COOKIES,  INC., a Delaware corporation, whose principal business address is 2855 East Cottonwood Parkway, Suite 400, Salt Lake City, Utah (referred to in this Agreement as "you" and like terms).

        OUR AGREEMENT WITH YOU:    By signing this Agreement, you and we agree to all of the terms and provisions in this Agreement and in any exhibits, addenda and appendices to this Agreement. By signing this Agreement, you are also affirming that you understand and accept the Preambles in Article 1 of this Agreement. Finally, by signing the Acknowledgment Addendum attached hereto, you are affirming that you understand and accept all of the acknowledgments and representations contained therein.

ARTICLE 1

DEFINITIONS; PREAMBLES; AND ACKNOWLEDGMENTS

        1.1   Date of Agreement. The date of this Agreement is March 16, 2004.

        1.2   Definitions.

          (a)   "Affiliate," as used in relation to us, means any person or entity that directly or indirectly owns or controls us, is directly or indirectly owned or controlled by us or is under common control with us.

          (b)   "Competitive Business" means any business operating, or granting franchises or licenses to others to operate, a bakery, snack food or dessert restaurant or retail outlet or any similar food service business, except for an existing bakery, snack food or dessert restaurant or retail outlet or similar food service business owned and operated by you, which has been disclosed to us in writing prior to execution of this Agreement.

          (c)   "Confidential Information" means any information relating to the Pretzelmaker Products or the development or operation of Pretzelmaker Stores, including site selection criteria; recipes and methods for the preparation of Pretzelmaker Products; methods, techniques, formats, specifications, systems, procedures, sales and marketing techniques and knowledge of and experience in the development and operation of Pretzelmaker Stores; marketing programs for Pretzelmaker Stores; knowledge of specifications for and suppliers of certain Pretzelmaker Products, materials, supplies, equipment, furnishings and fixtures.

          (d)   "Controlling Interest" means an interest, the ownership of which empowers the holder to exercise a controlling influence over the management, policies or personnel of an Entity. Ownership of 10% or more of the equity or voting securities of a corporation, limited liability company or limited liability partnership or ownership of any general partnership interest in a general or limited partnership will be deemed conclusively to constitute a Controlling Interest in the corporation, limited liability company, or partnership, as the case may be.

          (e)   "Entity" means a corporation, general partnership, joint venture, limited partnership, limited liability partnership, limited liability company, trust, estate or other business entity.

          (f)    "Entity Owner" means, with respect to an Entity, any shareholder owning directly or beneficially 10% or more of any class of securities of the Entity; any general partner or co-venturer in the Entity; any partner in a limited liability partnership or member in a limited liability company owning directly or beneficially 10% or more of the ownership interests in the limited liability partnership or limited liability company; the trustees or administrators of any trust or estate; and any beneficiary of a trust or estate owning, directly or beneficially, 10% or more of the interests in the trust or estate. If any Entity Owner within the scope of this definition is itself an Entity (including an Entity Owner that is an Entity Owner because of this sentence), the term "Entity Owner" also includes Entity Owners (as defined in the preceding sentence) in the Entity. It is the intent of this definition to "trace back" and include within the definition of Entity Owner all natural persons owning the requisite interests to qualify as Entity Owners.

          (g)   "Gross Revenues" means the aggregate amount of all sales of Pretzelmaker Products, other items, and services made and rendered in connection with the operation of the Franchised Store (as defined in Section 2.1(a)), including sales made at or away from the Premises of your Store, whether for cash or credit, but excluding all federal, state or municipal sales, use, or service taxes collected from customers and paid to the appropriate taxing authority.

          (h)   "Marks" means the trademarks, trade names, service marks, logos and other commercial symbols which we authorize franchisees to use to identify the Pretzelmaker products and/or services offered by Pretzelmaker Retail Outlets, including the trademark and service mark PRETZELMAKER® and the Trade Dress (as defined in Section 1.2(o)) and the goodwill associated therewith; provided that we have the right to modify and/or discontinue the use of such trademarks, trade names, service marks, logos and other commercial symbols and the Trade Dress, and establish, in the future, additional or substitute trademarks, trade names, service marks, logos, commercial symbols or Trade Dress.

          (i)    "Pretzelmaker Store" means a retail snack, dessert, and beverage outlet selling any Pretzelmaker Products and other products for off-premises consumption and services specified by us. The term "Pretzelmaker Store" includes carts and kiosks selling the Pretzelmaker Products. We have the right to approve all carts and kiosks.

          (j)    "Pretzelmaker Retail Outlet" means any store or outlet, such as a Pretzelmaker Store, a mail order outlet, or an in-store bakery outlet located in a retail grocery, fast food, convenience or other retail store, which sells any of the Pretzelmaker Products under the Marks or other trademarks or service marks. A Pretzelmaker Retail Outlet may be owned or operated by us or our Affiliates or by franchisees or licensees of us or our Affiliates.

          (k)   "Pretzelmaker Products" means products approved or required by us or our Affiliates from time to time for sale at or from Pretzelmaker Retail Outlets, including hand-rolled soft pretzels of various flavors, frozen pretzels and other pretzel-related products and toppings, beverages and other products approved by us or our Affiliates; provided that we have the right to modify and/or discontinue the use of the foregoing products from time to time and include additional or substitute products.

          (l)    "Pretzelmaker System" means our business formats, signs, equipment, methods, procedures, designs, layouts, and specifications, including the use of the Marks and the Trade Dress, which we have the right to modify in the future.

          (m)  "Restricted Person" means you; each of your Entity Owners, if you are an Entity; and the spouses, natural and adopted children, and siblings of any of you and your Entity Owners.

          (n)   "System Standards" means the operating procedures, standards, requirements and specifications, whether contained in the Operations Manuals or elsewhere, which we have the right to improve, further develop or modify from time to time and which are mandatory in nature so as to comprise the requirements to be followed with respect to Pretzelmaker Stores and the use of the Marks in connection therewith.

          (o)   "Trade Dress" means the designs, color schemes, decor and images which we authorize and require our franchisees to use in connection with the operation of Pretzelmaker Stores, which we or our Affiliates have the right to revise and further develop from time to time.

          (p)   "Transfer" means the voluntary or involuntary, direct or indirect transfer, assignment, sale, gift, pledge, mortgage, hypothecation or other disposition (including those occurring by operation of law and a series of transfers that in the aggregate constitute a Transfer) of any of your interest in this Agreement or of a Controlling Interest in you.

        1.3   Preambles. Pretzelmaker Stores operate under distinctive business formats, systems, methods, procedures, designs, layouts and specifications, all of which we have the right to improve, further develop or modify in the future. We have expended a considerable amount of time and effort in developing and refining the recipes for and the methods of preparation of Pretzelmaker Products to obtain high product quality. We have the right to modify these recipes and methods of preparation, and these modifications may require you to prepare pretzels and other Pretzelmaker Products from scratch mixes and to purchase flour, prepared pretzel dough or other prepared food products from us or other approved suppliers. We or our Affiliates currently own and operate Pretzelmaker Retail Outlets, and we and/or our Affiliates may continue to own and operate Pretzelmaker Retail Outlets in the future. We or our Affiliates own the Marks. We have franchised and licensed and, in the future, have the right to continue to franchise and license others to operate Pretzelmaker Retail Outlets.

ARTICLE 2

GRANT OF FRANCHISE

        2.1   Franchise.

          (a)   Grant of Franchise. You have applied for a franchise to own and operate a Pretzelmaker Store (each, a "Franchised Store or "Store") at and only at those locations set forth on the Store Location Schedule (the "Store Location Schedule") attached herto as Schedule A (each such location, the "Premises"). Subject to the terms and conditions of this Agreement, we grant you a NON-EXCLUSIVE franchise (the "Franchise") to operate your Store at the Premises and to use the Pretzelmaker System in the operation of your Store. You hereby accept the Franchise and undertake the obligation to operate your Store using the Pretzelmaker System in accordance with the System Standards. The Franchise granted herein is limited to the right to operate the one Franchised Store at the Premises, and does not include an exclusive area or protected territory within which we or certain of our Affiliates agree not to issue franchises or operate competing businesses. We and certain of our Affiliates have the right to issue franchises or operate competing businesses for or at locations, as determined by us or our Affiliates, near the Premises. You have no right to construct or operate any additional, expanded or modified facilities on the Premises, nor any right to construct or operate a Pretzelmaker Store at any location other than at each of the Premises. In addition, you have no right to sublicense pursuant to this Agreement.

          (b)   Pretzelmaker Products. In operating your Store, you may offer for sale only those Pretzelmaker Products that we approve from time to time for you to sell at the Premises. The Pretzelmaker Products that you initially are authorized to offer at your Store are explained in the Operations Manuals referred to in Section 5.2. In the future, we have the right to change or add to the Pretzelmaker Products that you are authorized to offer at the Premises and notify you of such changes or additions, as we determine, through references to the Operations Manuals, bulletins and other written materials, electronic computer messages, telephonic conversations, and/or consultations at our offices or at your Store. We typically base our determination on whether you will be allowed to offer an expanded line of Pretzelmaker Products on our evaluation of your compliance, over time, with the System Standards described in Section 7.1, particularly those related to quality. We do not base our determinations on sales or marketing quotas, volumes or results. Although the Pretzelmaker Products sold at Pretzelmaker Stores may vary from Store to Store, you may only sell those Pretzelmaker Products that we authorize you to sell from your Store.

        2.2   Reservation of Certain Rights. We and certain of our Affiliates have the right to: (1) establish Pretzelmaker Retail Outlets, including Pretzelmaker Store franchises, licenses or businesses owned by us or our Affiliates, at any locations we deem appropriate; (2) distribute Pretzelmaker Products and any other products or services through alternative channels of distribution using the Marks; and (3) establish businesses which are franchised, licensed or owned by us or our Affiliates at any locations we deem appropriate or distribute products or services through alternative channels of distribution (as described in Section 7.3) which are similar to the Pretzelmaker Products under trade names, trademarks, service marks, trade dress or other commercial symbols other than the Marks. Although you may be considered an Affiliate of ours as such term is defined in this Agreement, this reservation of rights set forth herein does not apply to you or extend or supplement your rights as expressly granted in this Agreement to own or operate Pretzelmaker Outlets, distribute Pretzelmaker Products or establish Competitive Businesses except for Competitive Businesses that you operate pursuant to a franchise or other agreements between you and us or between you and one of our other Affiliates.

ARTICLE 3

INITIAL TERM AND RENEWAL

        3.1   Initial Term of the Franchise Agreement. The initial term of this Agreement will be 7 years, commencing on the date of this Agreement. This Agreement may be renewed as provided in Section 3.2. This Agreement may be terminated prior to expiration of its term if: (i) the lease or sublease of the Premises is terminated as provided in Section 4.2(c) and 13.1(f); (ii) the lease or sublease of the Premises expires and you are unable to obtain a replacement lease or sublease, as provided in Sections 4.2(c) and 13.1(f); or (iii) this Agreement is otherwise terminated in accordance with Article 13. References in this Agreement to the term of this Agreement mean the initial term and any renewal term. Following the expiration of the initial term and any renewal term, you may have the opportunity to obtain a successor Franchise Agreement in accordance with the provisions of Section 14.6.

        3.2   Renewal. If you are not in default at the time of exercise of a renewal option and at the time the prior term expires, you shall have the right to renew this Agreement for one additional 7-year term, provided that:

          (a)   You give us written notice of your intention to renew at least 180 days prior to expiration of the then current term;

          (b)   You sign our then current form of Franchise Agreement which may include different continuing fees and marketing fees, other fees and charges, and changes in performance criteria and in other terms and conditions, and our then current Renewal Addendum to such Franchise Agreement, which shall, among other things, establish that the Franchise Agreement is for a renewal term with no additional renewal rights, and contain a general release of any and all claims against us or our Affiliates and our and their respective officers, directors, attorneys, shareholders and employees;

          (c)   At our request, you refurbish, remodel, redecorate, and renovate each of oyour Stores at the commencement of the renewal term to meet our then current standards for Pretzelmaker Stores, including designs and service systems, and Trade Dress;

          (d)   You have complied with all of the terms and conditions of this Agreement or any other agreement between you and us during the initial term;

          (e)   All monetary obligations owed by you to us, our Affiliates or your suppliers or creditors, whether pursuant to this Agreement or otherwise, have been satisfied prior to renewal, and have been paid in a timely manner throughout the initial term; and

          (f)    You have the right to maintain the Premises for the duration of the renewal term.

        We will not charge any renewal fee in connection with any renewal under this Section 3.2. Following receipt of your election to renew, we will provide you with an execution copy of the form of Franchise Agreement to be entered into for the renewal term. If you do not execute and return the renewal Franchise Agreement to us within 30 days of receipt, then you will be deemed to have withdrawn your notice of renewal, and this Agreement will terminate at the end of the current term.

ARTICLE 4

SITE SELECTION, LEASE OF PREMISES
AND DEVELOPMENT OF YOUR STORE

        4.1   Site Selection. The parties hereby acknowledge that this Section 4 shall not apply to any Store identified on the Store Location Schedule as having been opened prior to the date of this Agreement. You must obtain our written approval of the Premises before you sign a lease or sublease for or begin construction of the Premises. Our approval of the Premises is based and made in reliance upon information you furnish and representations you make to us (all of which we assume you have carefully and fully considered in proposing the Premises to us) with respect to the size, appearance and other physical characteristics of the Premises, photographs of the Premises, and demographic characteristics, traffic patterns, competition from other businesses in the area (including other Pretzelmaker Retail Outlets) and other commercial characteristics (including the purchase price, rental obligations, and other lease terms). Our approval of the Premises and any information communicated to you regarding the Premises do not constitute an express or implied representation or warranty of any kind as to the suitability of the Premises for a Pretzelmaker Store or for any other purpose. Our approval of the Premises indicates only that we believe that the Premises falls within our criteria as of the time period encompassing the evaluation. Both you and we acknowledge that application of criteria that have been effective with respect to other sites and premises may not predict the potential results for a specific site and that, subsequent to our approval of a site and Premises, demographic and/or economic factors, including competition from other bakery, snack food and dessert restaurants and retail outlets and similar food service businesses, included in or excluded from our criteria, could change, thereby altering the potential of a site. The uncertainty and instability of the factors included in the criteria are beyond our control and we will not be responsible to you for the failure of the Premises to meet expectations as to potential revenue or operational criteria. Your acceptance of a Franchise for the operation of a Pretzelmaker Store at the Premises is based on your own independent investigation of the suitability of the Premises.

        4.2   Acquisition of the Premises.

          (a)   Your Obligation to Obtain Lease Unless you own the Premises, you agree to obtain and maintain any necessary lease or sublease for the Premises. In any event, you agree to obtain our approval of the terms of the lease or sublease for the Premises prior to your execution of the lease or sublease. You agree not to execute a lease or sublease which we have disapproved, and you must deliver a copy of the signed, approved lease to us within 15 days after its execution. Any lease or sublease must be in a form satisfactory to us and must:

              (i)  Provide for notice to us of any default by you under the lease or sublease and provide us with a right (but no obligation) to cure the default. If we cure any default, the total amount of all costs and payments incurred by us in curing the default will be immediately due and owing to us by you;

             (ii)  Provide that you have the right to assign your interest under the lease or sublease to us without the lessor's or sublessor's consent;

            (iii)  Authorize and require the lessor or sublessor to disclose to us, upon our request, sales and other information that you furnish to the lessor or sublessor; and

            (iv)  Provide that we, one of our Affiliates or, in the case that clause (4) below is applicable, our assignee has the right to assume the lease or sublease:

              (1)   Upon expiration or termination of this Agreement (unless a successor Franchise Agreement is granted to you as provided in Section 14.6), or

              (2)   If you fail to exercise any options to renew or extend the lease or sublease, or

              (3)   If you commit a default that gives the lessor or sublessor the right to terminate the lease or sublease, or

              (4)   If we or one of our Affiliates or our assignee purchases your Store as permitted by Section 14.5.

          (b)   Use of Premises Currently Under Lease to Us. [Intentionally Omitted].

          (c)   Expiration or Termination of Lease. If a current lease or sublease will expire prior to expiration of this Agreement, you may attempt to obtain a replacement lease or sublease. We will have the right to approve any proposed replacement lease or sublease as otherwise provided in this Article. If you are unable to obtain a replacement lease or sublease that meets our approval prior to the expiration of the current lease or sublease, (i) you have the right to terminate this Agreement, subject to your observation of all notice provisions and post-term obligations set forth in this Agreement, including the continuing obligations described in Section 14.7, or (ii) we have the right to terminate this Agreement in accordance with Section 13.1(f). In addition, if the current lease or sublease is terminated for any reason prior to its expiration, we have the right to terminate this Agreement in accordance with Section 13.1(f).

          (d)   Effect of our Approval of Lease. Our approval of a lease or sublease for the Premises or the granting by us or one of our Affiliates of a sublease or lease assignment for the Premises does not constitute an express or implied warranty by us of the successful operation or profitability of a Pretzelmaker Store operated at the Premises. The approval indicates only that we believe the Premises and the terms of the lease fall within the acceptable criteria established by us as of the time period encompassing the evaluation.

        4.3   Licensed Store Development. The parties hereby acknowledge that your obligations under this Section 4.3 shall be deemed to have been satisfied as to any Store identified on Schedule A as having been opened prior to the date of this Agreement

          (a)   Plans and Specifications. You are responsible for constructing and developing your Store. We will furnish you prototypical plans and specifications for a Pretzelmaker Store, including requirements for exterior and interior materials and finishes, dimensions, design, image, interior layout, decor, fixtures, equipment, signs, furnishings and color scheme. You must comply with these plans and specifications. You agree to have prepared all required construction plans and specifications to suit the shape and dimensions of the Premises and to ensure that the plans and specifications comply with applicable ordinances, building codes and permit requirements and with lease requirements and restrictions. You acknowledge that construction plans must be based on the prototypical plans and specifications. You agree to submit construction plans and specifications to us for our approval before construction of your Store is commenced, and you agree to submit all revised plans and specifications to us for our approval during the course of construction. Upon completion of construction, you also agree to provide us with a set of "as built" plans and specifications. Further, you acknowledge and agree that you assume all risk relating to the construction and development of your Store, and our approval of your construction plans and specifications does not constitute an express or implied representation or warranty of any kind as to the quality of such construction or development or the success of your Store.

          (b)   Development Obligations. You agree to do each of the following:

              (i)  Secure all financing required to develop and operate your Store;

             (ii)  Obtain all required building, utility, sign, health, sanitation, business, environmental and other permits and licenses required for construction and operation of your Store;

            (iii)  Construct all required improvements to the Premises and decorate your Store in compliance with plans and specifications that we approve;

            (iv)  Purchase and install all fixtures, furnishings, equipment and signs required for your Store in accordance with Section 4.4; and

             (v)  Purchase an opening inventory of Pretzelmaker Products, materials and supplies.

        4.4   Fixtures, Furnishings, Equipment, Signs and Computer Systems. In developing and operating your Store, you agree to do each of the following:

          (a)   Use only the fixtures, furnishings, equipment and signs that we require and have approved for Pretzelmaker Stores as meeting our System Standards;

          (b)   Place or display at the Premises (interior and exterior) only the signs, emblems, lettering, logos and display materials that we approve in writing. However, we have the right to install all required signs at the Premises at your sole expense; and

          (c)   Use the computer equipment and operating software ("Computer System") that we specify from time to time. We have the right to require you to obtain specified computer hardware and/or software and modify specifications for and components of the Computer System from time to time. Our modification of specifications for the Computer System's components may require you to incur costs to purchase, lease and/or license new or modified computer hardware and/or software and to obtain service and support for the Computer System during the term of this Agreement. You agree to incur the costs of obtaining the computer hardware and software comprising the Computer System (or additions or modifications). Within 60 days after you receive notice from us, you agree to obtain the components of the Computer System that we designate. We have the right to independently access the information and data you collect and gather using any Computer System or other data collection equipment (such as an electronic cash register) we require for your Store.

        You agree that all fixtures, furnishings, equipment, signs and computer systems used in connection with the operation of your Store will be free and clear of all liens, claims and encumbrances, except for liens, claims or encumbrances asserted by us and except for third party purchase money security interests.

        4.5   Licensed Store Opening. The parties hereby acknowledge that your obligations under this Section 4.5 shall be deemed to have been satisfied as to any Store identified on Schedule A as having been opened prior to the date of this Agreement. You will not open your Store for business until:

          (a)   We approve your Store for opening;

          (b)   Pre-opening training of you and Licensed Store personnel has been completed to our satisfaction;

          (c)   The initial franchise fee and all other amounts then due to us have been paid in full;

          (d)   The lease documentation has been executed and all other documentation has been completed in connection with the development of your Store; and

          (e)   We have been furnished with copies of all insurance policies required by this Agreement and evidence of payment of premiums.

        Subject to your compliance with the conditions set forth in this Section 4.5, you agree to open your Store for business within 180 days after this Agreement is signed or on or before the date specified in any lease or sublease for the Premises, whichever is earlier.

        4.6   Grand Opening Promotion. The parties hereby acknowledge that your obligations under this Section 4.6 shall be deemed to have been satisfied as to any Store identified on Schedule A as having been opened prior to the date of this Agreement. You agree to conduct a grand opening advertising and promotion program for a newly developed Licensed Store for a period of at least 7 days, commencing within 30 days after the opening of such Store. You agree to spend no less than $5,000 to promote the grand opening. The advertising and promotion will utilize the standard marketing and public relations programs and media and advertising materials that we have developed for grand opening programs. You must purchase these materials from us, and we will make them available to you upon written request, in advance of the opening of your Licensed Store. Payments for these materials are non-refundable. You may also incur expenses from other vendors and suppliers in connection with your grand opening promotion.

        4.7   Relocation. Should it become necessary, on account of the condemnation of the Premises or the exercise of a relocation right by your landlord or for some other reason approved by us in writing to relocate the Store, we may in our sole discretion consent to such relocation at a site acceptable to us provided that:

          (a)   You are in full compliance with this Agreement;

          (b)   You give us written notice of your desire to relocate at least 30 days prior to the date your Store will close for relocation;

          (c)   You find and obtain our written approval of the relocated Premises within 60 days after the date your Store will be closed for relocation and before you sign a lease or sublease or begin construction of the relocated Premises, and you open the relocated Store at the relocated Premises within 180 days after the date your Store will be close for relocation;

          (d)   You construct and develop the relocated Store in accordance with all of our then current System Standards for Pretzelmaker Stores, including designs and service systems, and Trade Dress;

          (e)   You pay to us our then current relocation fee; and

          (f)    At our request, you execute a general release, in a form satisfactory to us, of any and all claims against us or our Affiliates and our and their respective officers, directors, attorneys, shareholders and employees, and any other ancillary agreements we are then using for relocations.

        In the event we consent to a relocation of your Store, you must, upon the closure of your former Store and at your expense: (i) promptly remove from the former Store Premises any and all signs, fixtures, furniture, posters, furnishings, equipment, menus, advertising materials, stationery supplies, forms and other articles which display any of the Marks or any distinctive features or designs associated with the System and either use them in your relocated Store or dispose of them as directed by us, and (ii) immediately make such modifications or alterations as we deem necessary to distinguish the former Store Premises from other Pretzelmaker Stores so as to prevent any possibility of confusion by the public. If after consenting to a relocation of your Store you fail to comply with any of the conditions set forth in this Section 4.7, we have the right to revoke our consent to such relocation and hold you in default of this Agreement for abandonment. In addition, while your former Store is closed for relocation, you may not Transfer your interest in this Agreement, and any such transfer will constitute a breach of this Agreement and will be void and of no effect.

ARTICLE 5

TRAINING AND GUIDANCE

        5.1   Training.

          (a)   Training for You and your Store Manager. Prior to your Store's opening, we will furnish an initial training program on the operation of Pretzelmaker Stores to you (or one of your Entity Owners, if you are an Entity) and the initial store manager (if the store manager is different from you). The training program will be furnished at our designated training facility or any other location designated by us. You (or one of your Entity Owners) and the manager of your Store (if different from you) agree to complete all phases of the training program to our satisfaction and to participate in all other activities required to open your Store. Subsequent managers will also be required to satisfactorily complete all phases of our training program. Under no circumstances shall you permit management of the Store by a person who has not completed all phases of our training program to our satisfaction. We will furnish the initial training program to you (or one of your Entity Owners, if you are an Entity) and to the initial store manager (if different from you) free of charge if it is conducted at our training facility or a corporate-owned Pretzelmaker Store; however, if we agree to provide the training at any other location, we may charge a reasonable fee to cover our costs, including living expenses during the training for our employees or agents who provide the training. We have the right to charge a fee for the training for subsequent managers, which you will be required to pay at least 10 days prior to beginning of training.

          (b)   Refresher Training. We have the right to require you and/or previously trained and experienced managers to attend periodic refresher courses at the times and locations that we designate. We have the right to charge fees for refresher training courses.

        5.2   Operations Manuals. We will loan to you during the term of this Agreement one copy of our store operating standards manual and one copy of our products procedures manual (collectively, the "Operations Manuals"). We have the right, at our option, to furnish or make available to you the Operations Manuals in the form of paper copies, electronic copies on computer diskette or CD Rom, or electronic copies accessed through the Internet or other communication systems. The Operations Manuals contain mandatory and suggested specifications, standards and operating procedures, including System Standards that we prescribe for Pretzelmaker Stores and contain information relating to your other obligations under this Agreement. We have the right to modify the Operations Manuals in the future to reflect changes in the image, specifications, standards, procedures, Pretzelmaker Products, Pretzelmaker System, and System Standards. You may not at any time copy any part of the Operations Manuals, either physically or electronically. If your copy of the Operations Manuals is lost, destroyed or significantly damaged, you will be obligated to obtain from us, at our then applicable charge, a replacement copy of the Operations Manuals.

        5.3   Guidance and Operating Assistance. Although we do not have an obligation to do so, we may advise you from time to time of operating problems of your Store which come to our attention. At your request, we will furnish to you guidance and operating assistance in connection with:

          (a)   Methods, standards, specifications and operating procedures utilized by Pretzelmaker Stores;

          (b)   Purchasing required fixtures, furnishings, equipment, signs, Pretzelmaker Products, materials and supplies; and

          (c)   Advertising and promotional programs.

        Any guidance and assistance we furnish or make available to you will be, at our option, in the form of references to the Operations Manuals, bulletins and other written materials, electronic computer messages, telephonic conversations and/or consultations at our offices or at your Store. You agree that we will not be liable to you or any other person, and you waive all claims for liability or damages of any type (whether direct, indirect, incidental, consequential, or exemplary), on account of any guidance or operating assistance offered by us in accordance with this Section 5.3, except to the extent caused by our gross negligence or intentional misconduct. We will make no separate charge to you for such operating assistance and guidance as we customarily provide to our franchisees generally. Occasionally, we may make special assistance programs available to you, however, for which you will be required to pay the daily fees and charges that we establish.

ARTICLE 6

FEES

        6.1   Initial Franchise Fee. You will not be required to pay any initial franchise fee to us in connection with any Store opened and operating prior to the date we execute this Agreement. For Stores that you may open subsequent to the date of this Agreement, you agree to pay us a nonrecurring initial franchise fee in the amount of $25,000 upon execution of this Agreement. This initial franchise fee will be fully earned by us when paid and is not refundable, except as provided in Section 13.3(a).

        6.2   Continuing Fees. In addition to the initial franchise fee, you agree, for the entire term of this Agreement, to pay us a weekly continuing fee of 6% of your Store's Gross Revenues.

        6.3   Date and Term of Payment. You agree to pay the weekly continuing fees pursuant to Section 6.2, and the marketing fees pursuant to Section 9.1, to us on or before the close of business on Wednesday of each week for the preceding week by pre-authorized electronic bank transfer from your account to our account or as otherwise directed by us.

        6.4   Payment By Pre-Authorized Bank Transfer. You agree to execute and complete the form Authorization Agreement attached as Appendix A to this Agreement, and/or such other documents as we may require from time to time, to authorize and direct your bank or financial institution to pay and deposit directly to our account, and to charge to your account, the amount of the continuing fees, marketing fees, and other amounts due and payable by you pursuant to this Agreement. Your authorizations will permit us to initiate debit entries and/or credit correction entries to your account for the amount of the continuing fees, marketing fees and other amounts then payable to us from you. You agree to maintain, at all times during the term of this Agreement, a balance in your account at your bank or financial institution sufficient to allow the appropriate amount to be debited from your account for payment of the continuing fees, marketing fees and other amounts payable by you for deposit in our account. The continuing fee and marketing fee amount actually transferred from your account each week shall be based on the Gross Revenue Report you provide to us for such week, as required in Section 8.1(a). If you do not provide us with a Gross Revenue Report for any given week, we have the right to debit your account in an amount equal to the continuing fees and marketing fees transferred from your account for the last reporting period for which we received a Gross Revenue Report from you. You are responsible for any penalties, fines or other similar expenses associated with the pre-authorized bank transfers described in this Section 6.4.

        6.5   Late Charge; Interest on Late Payments. To compensate us for the increased administrative expense of handling late payments, we have the right to charge a $100 late charge for each delinquent payment, due upon making the delinquent payment. All continuing fees, amounts due for purchases by you from us or our Affiliates and other amounts which you owe to us or our Affiliates will bear interest from their due date until paid at a rate equal to the lesser of the highest applicable legal rate for open account business credit, or 1.5% per month, payable when the corresponding delinquent payment is made. You agree that this Section does not constitute our or our Affiliates' agreement to accept payments after they are due or a commitment by us or our Affiliates to extend credit to you or otherwise to finance the operation of your Store.

        6.6   Application of Payments. Regardless of any designation by you, we have the right to apply any payments by you to any of your past due indebtedness for continuing fees, marketing fees, purchases from us or our Affiliates, interest or any other indebtedness or amounts owed to us or our Affiliates.

        6.7   No Right of Offset. You have no right of "offset" and will not withhold payment, for any reason, of any continuing fees, marketing fees or any other payment due to us under this Agreement or any other agreement.

ARTICLE 7

OBLIGATIONS RELATING TO OPERATIONS

        7.1   System Standards. You acknowledge and agree that the operation of your Store in accordance with the System Standards is the essence of this Agreement and is essential to preserve the goodwill of the Marks and all Pretzelmaker Stores. Therefore, you agree that, at all times during the term of this Agreement, you will maintain and operate your Store in accordance with each of the System Standards. You agree that we have the right to modify the System Standards from time to time and acknowledge that the modifications may obligate you to invest additional capital in your Store and to incur higher operating costs. We agree not to obligate you to invest additional capital at a time when the investment cannot in our reasonable judgment be amortized during the remaining term of this Agreement, unless required by the lease or sublease for the Premises or applicable law.

        7.2   Performance of Duties and Obligations. You will at all times faithfully, honestly and diligently perform your obligations under this Agreement and you will continuously exert your best efforts to promote and enhance the business of your Store. You will not engage in any other business or activity that may conflict with your obligations under this Agreement.

        7.3   Restrictions on Operations. You may not operate your Store at any site other than the Premises without our prior written consent. In addition, you may only offer and sell finished Pretzelmaker Products that have been approved for sale, as provided in Section 2.1(b), over the counter to retail customers from your Store, and may not sell approved Pretzelmaker Products or any materials, supplies, or inventory bearing the Marks at any other location or through any alternative channel of distribution without our prior written consent. Alternative channels of distribution shall include the operation of a food cart or kiosk, sales through the Internet (or any other form of electronic commerce), mail order and telephone sales. Notwithstanding the above restrictions, you may offer and sell approved Pretzelmaker Products as part of off-site catering events and offer samples of approved Pretzelmaker Products at or directly in front of your Store. You may not sell to anyone any materials, supplies, or inventory used in the preparation of any Pretzelmaker Products. Further, you may not sell any Pretzelmaker Products to any person or entity purchasing the Pretzelmaker Products for resale.

        7.4   Internet Use. You acknowledge that the Internet is a powerful and expanding medium through which business is conducted. You may not, however, advertise your Store or the Pretzelmaker Products over the Internet (or any other form of electronic commerce) or establish a related World Wide Web Site without our prior written consent. In addition, your general conduct on the Internet (or any other form of electronic commerce) and specifically your use of the Marks is subject to the provisions of this Agreement. Further, you acknowledge that we have the right to require you to submit reports, including Gross Revenue Reports, to us over the Internet in accordance with System Standards.

        7.5   Our Right to Inspect Your Store. To determine whether you are complying with this Agreement and with all System Standards and whether your Store is in compliance with the terms of this Agreement, we and our designated agents have the right to, at any reasonable time and without prior notice to you:

          (a)   Inspect the Premises;

          (b)   Observe, photograph and video tape your Store's operations for such consecutive or intermittent periods as we deem necessary;

          (c)   Remove samples of any Pretzelmaker Products, materials or supplies for testing and analysis;

          (d)   Interview personnel of your Store;

          (e)   Interview customers of your Store; and

          (f)    Inspect and copy any books, records and documents relating to the operation of your Store.

You agree to cooperate fully with us in connection with any of our inspections, observations, photographing, videotaping, product removal and interviews.

        7.6   Surveys. You will present to your customers such evaluation forms as we periodically require and will participate in and request your customers to participate in any surveys performed by or on our behalf.

        7.7   Entity Owners. You agree, for the entire term of this Agreement, to identify your Entity Owners, if any, on the Ownership Addendum attached to this Agreement.

        7.8   Guaranties by Entity Owners. If you are an Entity, you represent and warrant to us that you are duly organized or formed and validly existing in good standing under the laws of the state of your incorporation or formation, are qualified to do business in all states in which you are required to qualify and have the authority to execute, deliver and carry out all of the terms of this Agreement. If you are an Entity, each of your Entity Owners must execute our then current form of guaranty prior to or upon the date of this Agreement. Any person or Entity that at any time after the date of this Agreement becomes an Entity Owner pursuant to Article 12 or otherwise must, as a condition of becoming an Entity Owner, execute our then current form of guaranty.

        7.9   Insurance.

          (a)   Casualty Insurance. You agree, at your sole cost and expense, at all times during the term of this Agreement, to keep all of your goods, fixtures, furniture, equipment, and other personal property located on your Store Premises insured to the extent of 100% of the full replacement cost against loss or damage from fire and other risks normally insured against in extended risk coverage.

          (b)   Liability Insurance. You agree, at your sole cost and expense, at all times during the term of this Agreement, to maintain in force an insurance policy or policies which will name both us and our Affiliates and you as insureds, insuring against all liability resulting from damage, injury, or death occurring to persons or property in or about your Store Premises (including products liability insurance), the liability under such insurance to be not less than $1,000,000 for one person injured, $1,000,000 for any one accident, and $1,000,000 for property damage. The original of such policy or policies shall remain in your possession. However you agree to give us a copy of the policy upon our request.

          (c)   Workers' Compensation Insurance. You also agree to maintain and keep in force all workers' compensation insurance on your employees, if any, required under the applicable workers' compensation laws of the state in which your Store is located.

          (d)   Other Insurance Policies. At your sole cost, you agree, at all times during the term of this Agreement, to maintain in force such other and additional insurance policies as a prudent franchisee in your position would maintain or as we reasonably require.

          (e)   Policy Requirements. All insurance policies required under this Section 7.9 will contain provisions to the effect that the insurance will not be canceled or modified without at least 30 days prior written notice to us and that no modification will be effective unless approved in writing by us. All such policies will be issued by a company or companies, rated "A-XII" or better by Best's Insurance Guide, responsible and authorized to do business in the state in which your Store is located, as you may determine, and will be approved by us, which approval will not be unreasonably withheld. We have the right to obtain any insurance policies required under this Section 7.9 for your Store at your expense if you fail to obtain such policies.

          (f)    Release of Insured Claims. You release and relieve us and our Affiliates, and all of our and their officers, directors, shareholders, employees, agents, successors, assigns, contractors, and invitees and waive your entire right of recovery against us and our Affiliates and all of our officers, directors, shareholders, employees, agents, successors, assigns, contractors, and invitees for loss or damage arising out of or incident to the perils required to be insured against under this Section 7.9, which perils occur in, on or about your Store Premises or relate to your business on the Premises, whether due to the negligence of us or our Affiliates or you or any of our or your related parties.

ARTICLE 8

REPORTS AND RECORD KEEPING

        8.1   Accounting, Reports and Financial Statements. You agree to establish and maintain a bookkeeping, accounting, record keeping and data processing system conforming to the requirements and formats that we prescribe. You agree to furnish to us reports relating to your Store by the delivery method and in such form and content as we have the right to prescribe from time to time. These reports include, but are not limited to, the following:

          (a)   Gross Revenue Reports. On or before the close of business on Wednesday of each week, a report of your Store's Gross Revenues for the previous week;

          (b)   Monthly Financial Reports. Within 15 days after the end of calendar month, a profit and loss statement for your Store for the previous month and a year-to-date statement of financial condition as of the end of the previous month;

          (c)   Semi-Annual Reports. Within 15 days after the end of each 6-calendar month period, a balance sheet for your Store as of the end of that semi-annual period; and

          (d)   Tax Returns. Within 10 days after the returns are filed, exact copies of federal and state income, sales and any other tax returns and the other forms, records, books and other information as we have the right to periodically require.

Each report and financial statement will be signed and verified by you in the manner we specify. We have the right to disclose data derived from the sales reports to other franchisees and licensees. We also have the right to require you to have audited or reviewed financial statements prepared on an annual basis.

        8.2   Retention of Records. You agree to keep full, complete and proper books, records and accounts of Gross Revenues and of your operations at your Store. All the books, records and accounts will be kept in the English language and will be retained for a period of at least 3 years following the end of each fiscal year. The books and records will include daily cash reports; cash receipts journal and general ledger; cash disbursements journal and weekly payroll register; monthly bank statements and daily deposit slips and canceled checks; tax returns (sales and income); supplier invoices; dated cash register tapes (detail and summary); semi-annual balance sheets and monthly profit and loss statements; daily production, leftover and donations records and weekly inventories; records of promotions and coupon redemptions; records of all corporate accounts; and such other records as we request.

        8.3   Our Right to Audit. At any time during business hours and without prior notice to you, we and our representative have the right to inspect and audit the business records, bookkeeping and accounting records, sales and income tax records and returns and other records of your Store as well as your books and records. You agree to fully cooperate with representatives and independent accountants hired by us to conduct any inspection or audit. If an inspection or audit discloses an understatement of your Store's Gross Revenues, you will pay to us, within 15 days after receipt of the inspection or audit report, the continuing fees due on the amount of the understatement, plus interest (at the rate and on the terms provided in Section 6.5) from the date originally due until the date of payment. Further, if inspection or audit is made necessary by your failure to furnish reports, supporting records or other information as required by this Agreement, or to furnish the reports, records or information on a timely basis, or if an understatement of Gross Revenues for the period of any audit is determined by the audit or inspection to be greater than 2%, then within 15 days after receipt of the inspection or audit report, you will reimburse us for the cost of the audit or inspection, including the charges of attorneys and any independent accountants and the travel expenses, room and board and compensation of our employees. These remedies are in addition to our other remedies and rights under this Agreement or applicable law, and our right to audit will continue for 2 years following termination of this Agreement.

ARTICLE 9

MARKETING AND PROMOTION

        9.1   Marketing Fees.

          (a)   Collection of Marketing Fees. You agree, for the entire term of this Agreement, to pay to us a weekly marketing fee of 1% to 3% of your Store's Gross Revenues. We will notify you annually of the exact percentage you must pay as a marketing fee, except for any year in which the percentage is to remain unchanged from the preceding year. We establish the percentage of Gross Revenues you must pay as a marketing fee annually, although you will not be required to pay a higher percentage than other franchisees in your market area. Marketing fees will be payable weekly by pre-authorized bank transfers, together with the continuing fees, in accordance with Sections 6.3 and 6.4. Pretzelmaker Stores owned by us and our Affiliates in the same market area as you will contribute marketing fees on the same basis as you.

          (b)   Right to Direct Operation of the Marketing Fees Collected. Marketing fees pay for marketing programs. We will direct all marketing programs financed by the marketing fees we collect, and have the right to determine the creative concepts, materials and endorsements used and the geographic, market and media placement and allocation. You agree that we have the right to use the marketing fees we collect to meet any and all costs of maintaining, administering, directing and preparing advertising materials and marketing programs, including: purchasing direct mail and other media marketing; employing advertising, promotion and marketing agencies; supporting public relations; conducting market research; implementing and testing Trade Dress and design prototypes; and other advertising, promotion and marketing activities. We have the right, at our option, to use marketing fees to prepare, furnish and/or offer for sale to you advertising, marketing and promotional formats and materials as described in Section 9.3.

          (c)   Accounting for the Marketing Fees Collected. The marketing fees we collect will be accounted for separately from our other funds, although we are not required to establish a separate marketing fund or bank account for such fees. We have the right to use the marketing fees we collect to defray the salaries, employee benefits, administrative costs and overhead we may incur in activities related to our marketing programs, including conducting market research, preparing advertising, promotion and marketing materials and collecting and accounting for the marketing fees we collect. Upon your prior written request made within the first quarter of any calendar year, we will make available to you no later than 120 days after the end of the calendar year, an annual statement of moneys collected and costs incurred for our marketing programs. No independent audit is required in connection with this statement or the marketing fees we collect. We and our Affiliates have no fiduciary obligation to Pretzelmaker franchisees with respect to the collection and expenditure of marketing fees. We have the right to create a marketing fund in the future to be operated by us or through an entity separate from us.

          (d)   Benefits to Individual Stores. You understand and agree that our collection expenditure of marketing fees is intended to maximize recognition of the Marks and patronage of Pretzelmaker Stores. Although we will endeavor to utilize the marketing fees we collect to develop advertising and marketing materials and programs and to place advertising that will benefit all Pretzelmaker Stores, we cannot ensure you that our expenditure of marketing fees in or affecting any geographic area will be proportionate or equivalent to the marketing fee contributions by Pretzelmaker Stores operating in that geographic area or that any Pretzelmaker Store will benefit directly or in proportion to the marketing fees it pays to us from the development of advertising and marketing materials or the placement of advertising.

        9.2   Advertising and Promotional Activities by You. In addition to marketing fees, you agree that you will spend on marketing and related programs any amount that is required under your lease or sublease. Those amounts cannot be applied against the weekly marketing fees you are required to pay us. In addition, those amounts typically vary from lease to lease, and therefore, all Pretzelmaker Store franchisees will not be obligated to spend the same amount on local advertising and marketing. You agree that all advertising, promotion and marketing by you will comply with the requirements of Article 10, will be completely clear and factual and not misleading, and will conform to the highest standards of ethical marketing and promotion policies which we have the right to prescribe. Prior to use, all press releases and policy statements and samples of all local advertising, marketing and related materials not prepared or previously approved by us will be submitted to us for approval. Our approval will not be unreasonably withheld. Pamphlets, brochures, cards or other promotional materials offering free Products may only be used if prepared by us, unless otherwise approved in advance by us. However, we will give favorable consideration to your use of free product cards developed by you, if the cards clearly state that they may only be redeemed at Pretzelmaker Stores owned by you. If we do not give you written approval of any advertising or other promotional materials within 15 days from the date of receipt by us of the materials, we will be deemed to have disapproved the submission. You agree not to use any advertising, marketing or related materials that we have disapproved. You also agree to list your Store in the principal telephone directories distributed in your metropolitan area.

        9.3   Our Advertising Materials. From time to time, we may provide you with copies of advertising, marketing and promotional formats and materials for use in your Store, which we or our advertising agencies have prepared. You are only required to pay the shipping and handling costs for these items. We may also offer you the option of purchasing other advertising, marketing and promotional formats and materials prepared by us or our advertising agencies that are suitable for use at local Pretzelmaker Stores. If you elect to purchase such items from us, we will provide them to you at our cost plus a reasonable mark-up and any shipping, handling and storage charges. Finally, we may develop and market special mandatory promotional items for Pretzelmaker Stores and require you to maintain a representative inventory of these promotional items to meet public demand. In such case, we will make these items available to you at our cost plus a reasonable mark-up and any shipping, handling and storage charges. You will have the right to purchase alternative promotional items if the alternative items conform to the specifications and quality standards we establish and you obtain our prior written approval. You acknowledge and agree that all payments to us or our Affiliates for the items described in this Section 9.3 are nonrefundable and cannot be applied against the weekly marketing fee you are required to pay to us.

ARTICLE 10

USE OF THE MARKS AND CONFIDENTIAL INFORMATION

        10.1 Ownership and Goodwill of Marks. You acknowledge that we or certain of our Affiliates are the exclusive owners of the Marks and that your right to use the Marks is derived solely from this Agreement and is limited to the conduct of business in compliance with this Agreement and all applicable System Standards, specifications and operating procedures that we require. Although you may be our Affiliate, you do not claim any ownership interest in the Marks. Any unauthorized use of the Marks by you will constitute a breach of this Agreement and an infringement of our rights in the Marks. You agree that your usage of the Marks and any goodwill established by that use will be for our exclusive benefit. This Agreement does not confer any past, present or future goodwill or other interests in the Marks upon you, other than the right to operate a Pretzelmaker Store in compliance with this Agreement. All provisions of this Agreement applicable to the Marks will apply to any additional proprietary trade and service marks and commercial symbols we authorize for your use in the future.

        10.2 Limitations on Your Use of Marks. You agree to use the Marks as the sole identification of your Store. You will not use any Mark as part of any corporate or trade name or with any prefix, suffix or other modifying words, terms, designs or symbols (other than logos licensed to you under this Agreement), or in any modified form, nor may you use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by us. You agree to display the Marks prominently at your Store, on supplies or materials designated by us and in connection with packaging materials, forms, labels and advertising and marketing materials. All Marks will be displayed in the manner we require. You agree to use the registration symbol "®" in connection with your use of the Marks that are registered. You agree to refrain from any business or marketing practice which may be injurious to our business and the goodwill associated with the Marks and other Pretzelmaker Stores. You agree to give such notices of trade and service mark registrations as we specify and to obtain such fictitious or assumed name registrations as may be required under applicable law. You may not use any Mark as part of an electronic mail address or on any sites on the Internet or World Wide Web. You may not use or register the Marks as an Internet domain name.

        10.3 Discontinuance of Use of Marks. We have the right to require you to modify or discontinue use of any Marks or use one or more additional or substitute trade or service marks if we determine it becomes advisable to do so at any time. In such case, you agree to comply with our directions to modify or discontinue the use of the Mark or use one or more additional or substitute trade or service marks within a reasonable time after notice from us. We will reimburse you for your reasonable direct expenses in modifying or discontinuing the use of a Mark and substituting a different trademark or service mark. However, we will not be obligated to reimburse you for any loss of goodwill associated with any modified or discontinued Mark or for any expenditures made by you to promote a modified or substitute trademark or service mark.

        10.4 Notification of Infringements and Claims. You agree to immediately notify us of any apparent infringement of or challenge to your use of any Mark or claim by any person of any rights in any Mark, and you will not communicate with any person other than us or our counsel in connection with the infringement, challenge or claim. We will have the right to take the action we deem appropriate and control exclusively any litigation, U.S. Patent and Trademark Office proceeding or any other administrative or court proceeding arising out of any such infringement, challenge or claim or otherwise relating to any Mark. You agree to execute any instruments and documents, render such assistance and do those things as, in the opinion of our legal counsel, may be necessary or advisable to protect and maintain our interests in any litigation or U.S. Patent and Trademark Office or other proceeding or otherwise to protect and maintain our interests in the Marks.

        10.5 Our Indemnification of You. We agree to indemnify you against and to reimburse you for all damages for which you are held liable in any proceeding arising out of your authorized use of any Mark in compliance with this Agreement, provided that you have timely notified us of the claim or proceeding and have otherwise complied with this Agreement. We and our Affiliates shall control the defense of any proceeding arising out of your authorized use of any Mark.

        10.6 Copyrights. We or certain of our Affiliates claim copyrights in the Confidential Information, the Operations Manuals, our construction plans, specifications and materials, printed advertising and promotional materials and in related items used in operating the Franchise. Although you may be our Affiliate, you do not claim any ownership interest in the foregoing information. You may use the Operations Manuals and other materials during the term of the Franchise Agreement. The provisions of Sections 10.1, 10.3, 10.4 and 10.5 relating to Marks also apply to copyrights owned by us, as if copyrights were included within the definition of Marks.

        10.7 Concepts Developed by You. We will have the perpetual right to own and use and authorize other Pretzelmaker Stores to use, and you will fully and promptly disclose to us, all ideas, concepts, formulas, recipes, methods and techniques relating to the development or operation of a bakery, snack food or dessert restaurant or retail outlet or any similar food service business conceived or developed by you or your employees during the term of this Agreement. You may not test, offer, or sell any new products without our prior written consent.

        10.8 Confidential Information. We may disclose certain Confidential Information to you in training, the Operations Manuals and in guidance furnished to you during the term of the Franchise. You are not acquiring any interest in Confidential Information, other than the right to utilize Confidential Information disclosed to you in the operation of your Store during the term of this Agreement. Your use or duplication of any Confidential Information in any other business will constitute an unfair method of competition and a violation of this Agreement. The Confidential Information is proprietary, includes our trade secrets and is disclosed to you solely on the condition that you agree:

          (a)   Not to use Confidential Information in any other business or capacity;

          (b)   To maintain the absolute confidentiality of Confidential Information during and after the term of this Agreement;

          (c)   Not to make unauthorized copies of any portion of Confidential Information disclosed in written or other tangible form; and

          (d)   To adopt and implement all reasonable procedures that we prescribe to prevent unauthorized use or disclosure of Confidential Information, including restrictions on disclosure of Confidential Information to your employees and compliance with the requirement that certain key employees execute confidentiality agreements as a condition of employment.

ARTICLE 11

COVENANTS NOT TO COMPETE

        11.1 In Term Non-Compete. You agree and acknowledge that we would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among Pretzelmaker Stores if franchised owners of Pretzelmaker Stores or the manager of your Store were permitted to hold interests in or perform services for a Competitive Business. You also acknowledge and agree that we have granted the Franchise to you in consideration of and reliance upon your agreement to deal exclusively with us. Therefore, during the term of this Agreement, no Restricted Person and no manager of your Store will:

          (a)   Have any direct or indirect interest in a Competitive Business, except for your ownership interest in us and our Affiliates, or other Pretzelmaker Stores or other Stores operated by you under franchise agreements with us or any of our Affiliates;

          (b)   Perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for a Competitive Business, except your services as manager of our parent entity, or other Pretzelmaker Stores or other Stores operated by you under franchise agreements with us or any of our Affiliates; or

          (c)   Recruit or hire any employee who, within the immediately preceding 6-month period, was employed by us or any Pretzelmaker Stores operated by us, our Affiliates or another franchisee or licensee of us, without obtaining the prior written permission of us or the franchisee or licensee. Neither the Management Agreement entered into between you and our parent, Mrs. Fields Famous Brands, LLC, concurrent with the execution of this Agreement (the "Management Agreement"), nor the services performed by its agents, employees, directors, officers, managers, or representatives thereunder, shall be deemed to violate this covenant

        11.2 Post Term Non-Compete. Upon termination of this Agreement for any reason other than as a result of our default, you agree that, for a period of 1 year (or 3 years if we purchase your Store as provided in Section 14.5) commencing on the effective date of termination, no Restricted Person will have any direct or indirect interest as an owner, investor, partner, director, officer, employee, consultant, representative or agent or in any other capacity in any Competitive Business located or operating within (a) 1 mile of your Store, or (b) 1 mile of any Pretzelmaker Retail Outlets, except Pretzelmaker Stores or other stores that you operate under agreements with us or our Affiliates. You expressly acknowledge that you and the other Restricted Persons possess skills and abilities of a general nature and have other opportunities for exploiting those skills. Consequently, enforcement of the covenants made in this Section will not deprive you or any of the other Restricted Persons of their personal goodwill or ability to earn a living.

        11.3 Shareholder Exception. The restrictions of Sections 11.1 and 11.2 do not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market that represent 2% or less of the number of shares of that class of securities issued and outstanding.

        11.4 Enforcement of Non-Competes. If any covenant in this Agreement which restricts competitive activity is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but would be enforceable by reducing any part or all of the covenant, you and we agree that the covenant will be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought.

ARTICLE 12

TRANSFERS

        12.1 Transfers by Us. This Agreement is fully transferable by us and will inure to the benefit of any transferee or other legal successor to our interest in this Agreement.

        12.2 Restrictions on Transfers by You. Your rights and duties created by this Agreement are personal to you, and we have granted this Agreement to you in reliance upon our perceptions of the individual or collective character, skill, aptitude, attitude, business ability and financial capacity of you and, if you are not an individual, your Entity Owners. Accordingly, no Transfer will be made without our prior written approval. Any Transfer without our approval will constitute a breach of this Agreement and will be void and of no effect.

        12.3 Conditions for Approval of Transfers by You. If you are in full compliance with this Agreement, we will not unreasonably withhold our approval of a Transfer of all or any of the Stores operated hereunder that meets all of the following requirements:

          (a)   Character. The proposed transferee and the individuals ultimately owning the transferee, if the transferee is an Entity, must be individuals of good moral character and otherwise meet our then applicable standards for owners of Pretzelmaker Stores;

          (b)   Business Experience. The transferee and, if the transferee is an Entity, its Entity Owners must have sufficient business experience, aptitude and financial resources to operate its business and comply with this Agreement;

          (c)   Training. The transferee and/or its senior management personnel have agreed to complete our training program to our satisfaction;

          (d)   Satisfaction of Obligations. You have paid all amounts owed for purchases by you from us and our Affiliates and all other amounts owed to us or our Affiliates and third-party creditors;

          (e)   Execution of New Agreement or Assumption of Agreement. At our option, the transferee either has executed our then current form of Franchise Agreement for a new term, and if the transferee is an Entity, each Entity Owner of the transferee has executed our then current form of guaranty, or has agreed to be bound by and expressly assume all of the terms and conditions of this Agreement for the remainder of its term, and if the transferee is an Entity, each Entity Owner of the transferee has executed our then current form of guaranty;

          (f)    Payment of Transfer Fees. You or the transferee has paid our then current transfer fee for a Franchise Agreement;

          (g)   Execution of Termination Agreement and/or Release. At our option, you and your transferring Entity Owners, if you are an Entity, have executed our then current form of termination agreement and/or general release (which shall release us and our Affiliates and our and their respective officers, directors, employees and agents from any and all claims);

          (h)   Approval of Terms of Transfer. We have approved the material terms and conditions of the Transfer, including, without limitation, the price and terms of payment. However, our approval of a Transfer does not ensure the transferee's success as a Pretzelmaker Store franchisee nor should the transferee rely upon our approval of the Transfer in determining whether to acquire your Store;

          (i)    Subordination. If you (or your Entity Owners) finance any part of the sale price of the transferred interest, you and the Entity Owners have agreed that all obligations of the transferee under any promissory notes, agreements or security interests reserved by you (or your Entity Owners) will be subordinate to the transferee's obligations to us and our Affiliates;

          (j)    Non-Competition Agreement. Each Restricted Person has executed a non-competition agreement in our favor and in favor of the transferee agreeing that, for a period of 3 years commencing on the effective date of the transfer, no Restricted Person will acquire or hold any direct or indirect interest as an owner, investor, partner, director, officer, manager, employee, consultant, representative or agent, or in any other capacity, in a Competitive Business located within (i) 1 mile of your Store, or (ii) 1 mile of any Pretzelmaker Retail Outlet, except Pretzelmaker Stores that you operate under agreements with us or our Affiliates. The restrictions of this Section 12.3(j) will not apply to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market that represent 2% or less of the number of shares of that class of securities issued and outstanding;

          (k)   Landlord Consent. If consent is required, the lessor of the Premises consents to the assignment or sublease of the Premises to the transferee;

          (l)    Non-Use of Marks. You and your Entity Owners have agreed that you and they will not directly or indirectly at any time or in any manner (except with respect to Pretzelmaker Stores owned and operated by you or them) identify yourself or themselves or any of their businesses as a current or former Pretzelmaker Store, or as a franchisee, licensee or dealer of us or our Affiliates, use any Mark, any colorable imitation of any of the Marks or other indicia of a Pretzelmaker Store in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us or our Affiliates;

          (m)  Refurbishment. You or the transferee has agreed to any refurbishment of the Store required by us to bring the Store in compliance with the then current System Standards and Trade Dress; and

          (n)   Other Conditions. You and your transferring Entity Owners, if you are an Entity, have complied with any other conditions that we reasonably require from time to time as part of our transfer policies.

In connection with any assignment permitted under this Section 12.3, you will provide us with all documents to be executed by you and the proposed transferee at least 30 days prior to execution.

        12.4 Transfer to a Wholly-Owned Corporation. [Intentionally Omitted].

        12.5 Our Right of First Refusal.

          (a)   Submission of Offers to Us. If you or one or more of your Entity Owners desires to make a Transfer, you or the Entity Owner will obtain a bona fide, executed written offer and an earnest money deposit (in the amount of 5% or more of the offering price) from a responsible and fully disclosed purchaser and will immediately submit to us a true and complete copy of such offer, which will include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price and a list of the owners of record and beneficially of any offeror that is an Entity and the individuals ultimately owning or controlling the offeror. If the offeror or an owner of the offeror is a publicly-held Entity, you will also submit to us copies of the most current annual and quarterly reports of the publicly-held Entity. To be a valid, bona fide offer, the proposed purchase price will be denominated in a dollar amount. The offer must apply only to an interest in this Agreement or a Controlling Interest in you and may not include an offer to purchase any other property or rights of you or your Entity Owners. However, if the offeror proposes to buy any other property or rights from you or your Entity Owners under a separate, contemporaneous offer, the price and terms of purchase offered to you or your Entity owners for the interest in this Agreement or the Controlling Interest in you will reflect the bona fide price offered for that interest and will not reflect any value for any other property or rights.

          (b)   Our Right to Purchase. We will have the right, exercisable by written notice delivered to you or your Entity Owners within 30 days from the date of delivery of an exact copy of the offer to us, to purchase the interest in this Agreement or such Controlling Interest in you for the price and on the terms and conditions contained in the offer. However we have the right to substitute cash for any form of payment proposed in the offer, our credit will be deemed equal to the credit of any proposed purchaser, and we will have not less than 60 days to close the purchase. Without regard to the representations and warranties demanded by the proposed purchaser, if any, we will have the right to purchase the interest, receiving from you all customary representations and warranties given by the seller of the assets of a business or equity interest in an Entity, as applicable, including representations and warranties as to ownership, condition of and title to assets, absence of liens and encumbrances relating to the ownership interest and assets, and validity of contracts and liabilities affecting the assets being purchased, contingent or otherwise.

          (c)   Non-Competition Restriction. If we exercise our right of first refusal, you and each other Restricted Person agree that, for a period of 3 years commencing on the date of the closing, no Restricted Person will acquire or hold any direct or indirect interest as an owner, investor, partner, director, officer, manager, employee, consultant, representative or agent, or in any other capacity, in a Competitive Business located within (i) within 1 mile from your Store, or (ii) 1 mile of any other Pretzelmaker Retail Outlet, except Pretzelmaker Stores that you operate under agreements with us or our Affiliates. The restrictions of this Section will not be applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on the over-the-counter market that represent 2% or less of the number of shares of that class of securities issued and outstanding. If we exercise our right of first refusal, you and your Entity Owners further agree that you will abide by the restrictions of Section 12.3(l).

          (d)   Non-Exercise by Us of Our Right of First Refusal. If we do not exercise our right of first refusal, you (or your Entity Owners) may complete the sale to such purchaser pursuant to and on the terms of such offer, subject to our approval as provided in Sections 12.2 and 12.3. However, if the sale to the purchaser is not completed within 120 days after delivery of the offer to us, or if there is a material change in the terms of the sale, our right of first refusal will be extended for 30 days after the expiration of the 120-day period or after the material change in the terms of the sale.

        12.6 Death or Permanent Disability. If you are an individual, upon your death or permanent disability or, if you are an Entity, upon the death or permanent disability of an individual owner of a Controlling Interest in you, the executor, administrator, conservator or other personal representative of that person will transfer his interest in this Agreement or his Controlling Interest in you within a reasonable time, not to exceed 6 months from the date of death or permanent disability, to a third party approved by us. A transfer under this Section, including, without limitation, transfer by devise or inheritance, will be subject to all of the terms and conditions for Transfers contained in Sections 12.2 and 12.3, and unless transferred by gift, devise or inheritance, subject to the terms of Section 12.5. Failure to dispose of such interest within the specified period of time will constitute a breach of this Agreement. For purposes of this Agreement, the term "permanent disability" will mean a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent you or an owner of a Controlling Interest in you from supervising the operation of your Store for a period of 6 months from the onset of such disability, impairment or condition.

        12.7 Effect of Consent to Transfer. Our consent to a Transfer will not constitute a waiver of any claims we may have against the transferor nor be deemed a waiver of our right to demand full compliance by the transferee with the terms or conditions of this Agreement.

        12.8 Preparation of a Financial Report by You. We have the right to require you to prepare and furnish to a prospective transferee and/or us such financial reports and other data relating to your Store and its operations as we deem necessary or appropriate for the prospective transferee and/or us to evaluate the Store and the proposed transfer. You agree that we have the right to confer with prospective transferees and furnish them with information concerning your Store and proposed transfer without being held liable to you, except for intentional misstatements made to any such transferee. Any such information furnished by us to prospective transferees is for the sole purpose of permitting the transferees to evaluate your Store and the proposed transfer and shall not be construed in any manner or form whatsoever as earnings claims or claims of success or failure.

        12.9 Public or Private Offerings. No information respecting us or our Affiliates or the operation of the Pretzelmaker System shall be included in any registration statement, prospectus or similar offering circular or memorandum, unless you have submitted the proposed offering materials to us for our consent and we have consented to such materials in writing. If we, in our sole discretion, object to any reference to us or our Affiliates or the Pretzelmaker System in any offering materials, such materials shall not be used unless and until our objections are withdrawn. Our written consent to any offering materials shall not imply or constitute our approval with respect to the sale of the securities, the offering materials submitted to us or any other aspect of the offering. We assume no responsibility whatsoever for any offering. To cover the expenses we incur in connection with reviewing and consenting to any offering materials you submit to us, you must pay to us our then current fee or $7,500, whichever is greater. You, the underwriters and all participants in the registration must fully indemnify us with respect to the registration, make clear in any offering materials that we are not participating in or endorsing the offering, and use our name only as directed by us.

ARTICLE 13

DEFAULT AND TERMINATION

        13.1 Your Defaults. You will be in default under the terms of this Agreement if any of the following occur:

          (a)   Insolvency. You file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any federal or state bankruptcy law or any similar federal or state law, or are adjudicated a bankrupt or make an assignment for the benefit of creditors or admit in writing your inability to pay your debts generally as they become due, or if a petition or answer proposing the adjudication of you as a bankrupt or your reorganization pursuant to any federal or state bankruptcy law or any similar federal or state law is filed in any court and you consent to or acquiesce in the filing thereof or such petition or answer is not discharged or denied within 60 days after the occurrence of any of the foregoing, or if a receiver, trustee or liquidator of you or of all or substantially all of your assets or your interest in this Agreement is appointed in any proceeding brought by you, or if any such receiver, trustee or liquidator is appointed in any proceeding brought against you and is not discharged within 60 days after the occurrence thereof, or if you consent to or acquiesce in such appointment (any such event described in this Section 13.1(a) being referred to as an "Insolvency Event");

          (b)   Unauthorized Transfer. A Transfer occurs in violation of the provisions of Article 12;

          (c)   Misstatements and other Adverse Developments. You (or, if you are an Entity, any Entity Owner of you) have made any material misrepresentation or omission in your application for the rights conferred by this Agreement, are convicted by a trial court of or plead no contest to a felony or to any other crime or offense that may adversely affect the goodwill associated with the Marks, or if you engage in any conduct which may adversely affect the reputation of any Pretzelmaker Store or the goodwill associated with the Marks;

          (d)   Unauthorized Use of Marks or Confidential Information. You or an Entity Owner of you make any unauthorized use of the Marks or any unauthorized use or disclosure of Confidential Information;

          (e)   Abandonment. You abandon or fail actively to operate your Store for 3 consecutive days unless your Store has been closed for a purpose approved in advance by us in writing or because of fire, flood or other casualty or government order;

          (f)    Breach of Lease; Loss of Right of Possession. You are in breach of any of your obligations under your lease or sublease of the Premises or you lose the right to possession of the Premises;

          (g)   Failure to Comply with Certain System Standards and Health Requirements. You fail or refuse to comply with System Standards relating to the cleanliness or sanitation of your Store or violate any health, safety or sanitation law, ordinance or regulation;

          (h)   Understatements of Gross Revenues. You understate your Store's Gross Revenues in any report or financial statement by an amount greater than 2%;

          (i)    Failure to Make Payments. You or any of your Affiliates fail to make payments, when due, of any amounts due to us or our Affiliates under this Agreement or any other agreement with us or our Affiliates;

          (j)    Failure to Pay Taxes. You fail to pay any federal or state income, sales or other taxes due with respect to your Store's operations unless you are in good faith contesting your liability for the taxes;

          (k)   Other Breaches. You fail to comply with any other provision of this Agreement or any System Standard;

          (l)    Repeated Breaches. You fail on 2 or more separate occasions within any period of 12 consecutive months or on 3 occasions during the term of this Agreement to submit when due reports or other data, information or supporting records or to pay when due the continuing fees or other payments due to us or our Affiliates or otherwise fails to comply with this Agreement, whether or not the failures to comply are corrected after notice thereof is delivered to you;

          (m)  Financing Defaults. You default with respect to any of your obligations to us or any other lender under any financing provided to you in connection with this Franchise Agreement or a purchase of Licensed Store assets; or

          (n)   Default of any Other Agreement. You default in the performance or observance of any of your obligations under any other agreement with us or our Affiliates.

        13.2 Our Right to Terminate if You Default. We have the right to terminate this Agreement in accordance with the following provisions:

          (a)   Immediate Termination With No Opportunity to Cure. You will have no right or opportunity to cure any of the defaults described in Sections 13.1(a), 13.1(b), 13.1(c), 13.1(d), 13.1(e), 13.1(f), 13.1(j), 13.1(l) or 13.1(m) and, upon the occurrence of one of these defaults, this Agreement will terminate effective immediately on our issuance of written notice of termination.

          (b)   Immediate Termination After 48 Hours to Cure. You will have 48 hours after written notice of default to cure a default relating to your failure to comply with certain System Standards and health requirements, as described in Section 13.1(g). If you fail to cure or only partially cure such a default within the 48-hour cure period, we will have good cause to terminate this Agreement and such termination will be effective immediately upon on our issuance of written notice of termination.

          (c)   Immediate Termination After 10 Days to Cure. You will have 10 days from the date of written notice of default to cure a default relating to your failure to make payments, as described in Section 13.1(i). If you fail to cure or only partially cure such a default within the 10-day cure period, we will have good cause to terminate this Agreement and such termination will be effective immediately upon on our issuance of written notice of termination.

          (d)   Termination After Opportunity to Cure. Except as otherwise provided in Sections 13.2(a), 13.2(b) and 13.2(c): (i) you will have 30 days from the date of written notice of default to cure any default under this Agreement or, if the default cannot reasonably be cured within 30 days from the date of written notice of default, provide proof acceptable to us of efforts which are reasonably calculated to correct the default within a reasonable time, which will in no event be more than 30 days from the date of written notice of default; (ii) your failure to fully cure a default within the applicable cure period will provide us with good cause to terminate this Agreement; (iii) the termination will be accomplished by mailing or delivering to you written notice of termination that will identify the grounds for the termination; and (iv) the termination will be effective 30 days after the date of written notice of termination.

          (e)   Other Rights and Remedies. If you cure any default after the applicable cure period has expired, we still have the right to terminate this Agreement. In any event, our right to terminate this Agreement is in addition to whatever other rights and remedies are available to us.

          (f)    Effect of Other Laws. The provisions of any valid, applicable law or regulation prescribing permissible grounds, cure rights or minimum periods of notice for termination of this Franchise will supersede any provision of this Agreement that is less favorable to you than such law or regulation.

        13.3 Our Right to Terminate in Certain Other Circumstances.

          (a)   Failure to Complete Training. If you or your initial store manager fails to complete all phases of the initial training program to our satisfaction, we will have the right to terminate this Agreement effective upon delivery of notice of termination to you. If we terminate the Agreement as permitted by this provision, we will refund to you the initial franchise fee less all reasonable expenses incurred by us in connection with (i) the preparation of this Agreement and all related agreements, (ii) the grant of the Franchise, (iii) approval of the Premises, (iv) selection of the Premises, and (v) any other services performed by us in connection with the establishment and development of your Store. However, in no event will the refund exceed 50% of the initial franchise fee. The refund will be delivered to you upon execution of all releases, waivers and other agreements necessary to terminate the relationship between you and us.

          (b)   Failure to Open Your Store for Business. If you fail to open your Store for business in compliance with Section 4.5, we will also have the right to terminate this Agreement effective upon delivery of notice of termination to you. No refund of the initial franchise fee will be made in these circumstances.

        13.4 Your Right to Terminate if We Default. We will be in default under this Agreement if we materially breach a provision contained herein. Our failure to either cure such a default within 30 days from the date of a written notice of default delivered to us or, if such default cannot reasonably cured within 30 days, to provide proof to you of efforts which are reasonably calculated to cure such default within a reasonable time (which will in no event be more than 60 days after notice), will give you good cause to terminate this Agreement; provided you are in compliance with this Agreement. Termination will be accomplished by delivering to us written notice of termination, which notice will state the grounds for the termination and will be effective 10 days after delivery to us. Your right to terminate this Agreement is in addition to whatever other rights and remedies are available to you.

        13.5 Assumption of Management. If you are in default of this Agreement for abandonment (as described in Section 13.1(e), we have the right, at our option, to enter the Premises and assume the management of your Store for any period of time we deem appropriate. If we assume management of your Store, we will appoint a manager who will maintain Store operations. All funds from the operation of your Store during the period of management by our appointed manager will be kept in a separate fund, and all expenses of your Store, including compensation, other costs, and travel and living expenses of our appointed manager, will be charged to such fund. As compensation for such management services, we will charge such fund 10% of the Gross Revenues of your Store during the period of our management. Operation of your Store during any such period will be on your behalf, provided that we will have a duty only to utilize our good faith effort and will not be liable to you for any debts or obligations incurred by your Store or to any of your creditors for any merchandise, materials, supplies or services purchased by your Store during any period in which your Store is managed by our appointed manager. You will maintain in force for your Store all insurance policies required by this Agreement. Our right to assume management of your Store pursuant to this Section 13.5 is in addition to and does not affect our right to terminate this Agreement under Section 13.2.

ARTICLE 14

POST TERM OBLIGATIONS

        14.1 Reversion of Rights. You agree that upon termination or expiration of this Agreement, all of your rights to use the Marks and all other rights and licenses granted herein and the right and license to conduct business under the Marks at your Store and on the Premises shall revert to us without further act or deed of any party. All right, title and interest of you in, to and under this Agreement shall become our property.

        14.2 Payment of Amounts Owed to Us and Others following Termination or Expiration. You agree to pay us within 15 days after the date of termination or expiration of this Agreement, or such later date as the amounts due to us are determined, the continuing fees, marketing fees, amounts owed for purchases by you from us or our Affiliates, interest due on any of the foregoing and all other amounts owed to us or our Affiliates which are then unpaid.

        14.3 Discontinuance of the Use of the Marks following Termination or Expiration. You agree that, upon termination or expiration of this Agreement, you will:

          (a)   Not directly or indirectly at any time or in any manner (except with respect to other Pretzelmaker Stores owned and operated by you) identify yourself or any business as a current or former Pretzelmaker Store, or as a franchisee, licensee or dealer of us or our Affiliates, use any Mark, any colorable imitation of a Mark or other indicia of a Pretzelmaker Store in any manner or for any purpose or utilize for any purpose any trade name, trade or service mark or other commercial symbol that suggests or indicates a connection or association with us or our Affiliates;

          (b)   Deliver to us all signs, sign-faces, sign-cabinets, marketing materials, forms, invoices and other materials containing any Mark or otherwise identifying or relating to a Pretzelmaker Store and allow us, without liability, to remove all such items from your Store;

          (c)   Take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to your use of any Mark;

          (d)   If we do not purchase your Store as provided in Section 14.5, make the changes to the exterior and interior appearance of your Store to distinguish the Trade Dress as are reasonably required by us;

          (e)   Deliver all materials and supplies identified by the Marks in full cases or packages to us for credit and dispose of all other materials and supplies identified by the Marks within 30 days after the effective date of termination of this Agreement;

          (f)    Notify the telephone company and all telephone directory publishers of the termination of your right to use any telephone and telecopy numbers and any regular, classified or other telephone directory listings associated with any Mark and to authorize transfer of those rights to us, or at our direction, our designee. You agree that, as between you and us, we have the right to and interest in all telephone and telecopy numbers and directory listings associated with any Mark. You authorize us and appoint us and any of our officers as your attorney in fact, to direct the telephone company and all telephone directory publishers to transfer any telephone and telecopy numbers and directory listings relating to your Store to us, or our designee, should you fail or refuse to do so, and the telephone company and all telephone directory publishers may accept such direction or this Agreement as conclusive of our exclusive rights in the telephone and telecopy numbers and directory listings and our authority to direct their transfer; and

          (g)   Furnish us, within 30 days after the effective date of termination, with evidence satisfactory to us of your compliance with the obligations in this Section 14.3.

You agree that if you fail to fulfill any of the obligations contained in this Section 14.3 upon termination or expiration of this Agreement, we have the right, at our option, to perform such obligations at your expense.

        14.4 Discontinuance of Use of Confidential Information following Termination or Expiration. You agree that, upon termination or expiration of this Agreement, you will immediately cease to use any Confidential Information disclosed to you pursuant to this Agreement in any business or otherwise and you will return to us all copies of the Operations Manuals and any other confidential materials which we have loaned to you.

        14.5 Our Option to Purchase Licensed Stores.

          (a)   Option to Purchase. Upon termination or expiration of this Agreement other than as a result of our default and if no successor franchise agreement has been executed, we or our assignee will have the right, at our option, exercisable by giving written notice thereof within 60 days from the date of such termination or expiration, to acquire from you the inventory of Pretzelmaker Products, materials, and supplies that are in good and saleable condition and not obsolete or discontinued (the "Inventory") and the equipment, furnishings, signs, and the other tangible assets of your Stores (collectively, with the Inventory, the "Assets"). We will have the right to assign this option to purchase and our rights under this Section 14.5. We will be entitled to all customary warranties and representations in connection with our purchase, including, without limitation, representations and warranties as to ownership, condition of and title to the Assets, no liens and encumbrances on the Assets, and validity of contracts and agreements and liabilities benefiting us or affecting the Assets, contingent or otherwise.

          (b)   Purchase Price. The purchase price for the Assets will be equal to the greater of:

              (i)  The sum of the book value of your Store's Assets, other than Inventory, amortized on a straight-line basis over a 7 year period, plus the lesser of cost and the then-current wholesale market value of the Inventory, or

             (ii)  The product of your Store's average cash flow for the 2 most recently completed fiscal years, multiplied by 2. "Cash flow" means your Store's Gross Revenues less all Licensed Store-related costs (i.e., cost of goods sold, labor, occupancy and other Licensed Store expenses) as well as annual administrative costs of $15,000, continuing fees and marketing fees, but not including interest and depreciation.

  We will have the right to set off against and reduce the purchase price by any and all amounts owed by you to us or our Affiliates. We have the right to exclude from the Assets purchased any equipment, furnishings, signs, and usable inventory of Pretzelmaker Products, materials, or supplies of your Stores that we have not approved as meeting our standards for Pretzelmaker Stores, and the purchase price will be reduced by the replacement cost of such excluded items which are required in the operation of your Stores being purchased.

          (c)   Payment of Purchase Price. The purchase price will be paid in cash at the closing of the purchase, which will take place no later than 90 days after your receipt of our notice of exercise of this option to purchase your Stores, at which time you will deliver instruments transferring to us good and merchantable title to the Assets purchased, free and clear of all liens and encumbrances and with all sales and other transfer taxes paid by you, and with all licenses or permits of your Stores which may be assigned or transferred. If the closing of the purchase does not occur within the 90-day period because you fail to act diligently in connection with the purchase, the purchase price will be reduced by 10%. The purchase price will be further reduced by 10% per month for each subsequent month you fail to act diligently to consummate the purchase. Prior to closing, you and we will comply with the applicable Bulk Sales provisions of the Uniform Commercial Code as enacted in the state where your Store is located.

          (d)   Lease of Premises. In connection with the purchase of the Assets of a Licensed Store, you will also deliver to us an assignment of the lease for your Store Premises (or, if assignment is prohibited, subleases for the full remaining term and on the same terms and conditions as your lease). If you own the Premises of your Store, you agree to lease the Premises to us pursuant to the terms of our standard lease, for a term of 5 years with two successive 5-year renewal options at fair market rental during the initial and renewal terms.

          (e)   Interim Management. If we exercise the option to purchase your Store, pending the closing of such purchase, we have the right to appoint a manager to maintain the operation of your Store or, at our option, require you to close your Store during such time period without removing any assets. If we appoint a manager to maintain the operation of your Store pending closing of such purchase, all funds from the operation of your Store during the period of management by our appointed manager will be kept in a separate fund, and all expenses of your Store, including compensation, other costs, and travel and living expenses of our appointed manager, will be charged to such fund. As compensation for such management services, we will charge such fund 10% of the Gross Revenues of your Store during the period of our management. Operation of your Store during any such period will be on your behalf, provided that we will have a duty only to utilize our good faith effort and will not be liable to you for any debts or obligations incurred by your Store or to any of your creditors for any merchandise, materials, supplies or services purchased by your Store during any period in which your Store is managed by our appointed manager. You will maintain in force for your Store all insurance policies required by this Agreement until the date of closing.

          (f)    Termination of Franchise Agreement. Upon the closing of the purchase of the Assets and satisfaction by you of all of your obligations under this Agreement accruing through the closing, this Agreement will terminate.

        14.6 Your Opportunity to Acquire a Successor Franchise Agreement.

          (a)   Conditions to Issuance of a Successor Franchise. Upon expiration of the renewal term of this Agreement, you will have the right acquire a successor franchise for your Store, provided we are still offering Pretzelmaker franchises, on the terms and conditions of our then current form of Franchise Agreement for Pretzelmaker Stores if:

              (i)  You have substantially complied with this Agreement during its term and are not in default of this Agreement;

             (ii)  You agree either:

              (1)   To maintain possession of and remodel and/or expand the Premises, add or replace leasehold improvements, equipment, fixtures, furnishings and signs and otherwise modify your Store to bring it into compliance with then applicable specifications and System Standards for Pretzelmaker Stores, or

              (2)   If in our judgment your Store should be relocated, to secure substitute premises approved by us and construct and develop the substitute premises in compliance with specifications and standards then applicable for Pretzelmaker Stores;

            (iii)  You agree to correct any deficiencies in your Store or the Premises, or in your operation of your Store, as identified in the notice from us to you described in Section 14.6(b), within the time period specified in the notice; and

            (iv)  You comply with the provisions of Section 14.6(c) on or before expiration of this Agreement.

          (b)   Grant of a Successor Franchise. You must give us a written notice of your desire and election to acquire a successor franchise during the year preceding the last year of the term of this Agreement; otherwise, you will have no right to acquire a successor franchise. We agree to give you written notice, not more than 180 days after receipt of your notice, of our requirements under Section 14.6(a)(iii) and the time period for satisfying those requirements, as well as a list of any deficiencies in your Store or the Premises, or in your operation of your Store that must be corrected, stating the actions you must take to correct the deficiencies and specifying the time period in which the deficiencies must be corrected. If, but only if, you have satisfied all of the conditions set forth in Section 14.6 by the date of expiration of this Agreement, we will issue the successor franchise. We agree, however, that if any of the time periods specified by us for compliance with the provisions of Section 14.6(a)(ii) or Section 14.6(a)(iii) extend beyond the expiration of this Agreement, the new franchise will be issued conditionally, subject to compliance with those requirements within the applicable time periods.

          (c)   Agreements and Releases to be Executed. If you are entitled to a successor franchise, you (and your Entity Owners, if you are an Entity) will be required to execute our then current form of franchise agreement, guaranties and any ancillary agreements we are customarily using in granting franchises for the operation of Pretzelmaker Stores at the time of expiration of this Agreement. You will also be required to pay the fees and charges then being charged under the version of franchise agreement and our franchising policies in effect upon expiration of this Agreement. These requirements may include payment of a new initial franchise fee (which will not exceed 50% of the initial franchise fee then being charged to new franchisees) and other fees and charges at the times and in the amounts provided for in the form of successor franchise agreement then in use by us. These fees and charges may be different from those in this Agreement. You (and your Entity Owners, if you are an Entity) will also be required to execute general releases, in a form satisfactory to us, of any and all claims against us and our Affiliates and our and their respective officers, directors, employees, agents, successors and assigns arising under this Agreement. Copies of all the agreements and releases will be delivered to you at least 60 days prior to expiration of this Agreement and must be executed by you (and your Equity Owners, if you are an Entity) prior to expiration of this Agreement.

        14.7 Continuing Obligations. All obligations of us and you which expressly or by their nature survive the termination or expiration of this Agreement will continue in full force and effect subsequent to and notwithstanding termination and until they are satisfied in full or by their nature expire. Included in the obligations that will continue following termination or expiration of this Agreement are the provisions of Sections 6.3, 7.9, 8.2, 8.3, 10.5, 10.8, 12.3(l), 14.1, 14.2, 14.3, 14.4, 14.5, 14.7, 15.6, 15.7, 16.1, and the provisions of Articles 17 and 18.

ARTICLE 15

RELATIONSHIP OF THE PARTIES/INDEMNIFICATION

        15.1 Independent Contractors. This Agreement alone does not create a fiduciary relationship between the parties. We and you are independent contractors and nothing in this Agreement is intended to make either party a general or special agent, joint venturer, partner or employee of the other for any purpose. You will conspicuously identify yourself in all dealings as the owner of your Store under a franchise granted by us and will place such other notices of independent ownership on the forms, business cards, stationery, marketing and other materials as we have the right to require from time to time.

        15.2 No Liability for the Act of Other Party. You will not employ any of the Marks in signing any contract or applying for any license or permit or in a manner that may result in our liability for any indebtedness or obligations of you, nor may you use the Marks in any way not expressly authorized by us. Neither we nor you will make any express or implied agreements, warranties, guarantees or representations or incur any debt in the name or on behalf of the other or be obligated by or have any liability under any agreements or representations made by the other. We will not be obligated for any damages to any person or property directly or indirectly arising out of the operation of your business authorized by or conducted pursuant to this Agreement.

        15.3 Your Control. You have the sole right and responsibility for the manner and means by which the day-to-day operation of your Store is determined and conducted and for achieving your business objectives. Subject to any approval, inspection and enforcement rights reserved to us under this Agreement or the Management Agreement, this right and responsibility includes the employment, supervision, setting the conditions of employment and discharge for your employees at your Store, daily maintenance, safety concerns, and the achievement of conformity with the System Standards.

        15.4 Our Approval and Enforcement. Our retention and exercise of the right to approve certain matters, to inspect your Store and its operation and to enforce our rights, exists only to the extent necessary to protect our interest in the Pretzelmaker System and the Marks for the benefit of us and the Pretzelmaker System. Neither the retention nor the exercise is for the purpose of establishing any control, or the duty to take control, over those matters which are clearly reserved to you, nor shall they be construed to do so.

        15.5 Taxes. We will have no liability for any sales, use, service, occupation, excise, gross receipts, income, property or other taxes, whether levied upon you or your assets or upon us, arising in connection with your sales or the business conducted by you pursuant to this Agreement, except for taxes that we are required by law to collect from you with respect to purchases from us and except for our own income taxes. Payment of all such taxes will be your responsibility.

        15.6 Indemnification. You agree to indemnify, defend and hold harmless us, our parent company, subsidiaries and Affiliates and each of our respective shareholders, directors, officers, employees, agents, successors and assigns (the "Indemnified Parties") against and to reimburse the Indemnified Parties for any claims, liabilities, lawsuits, demands, actions, damages and expenses arising from or out of (a) any breach of your agreements, covenants, representations, or warranties contained in this Agreement, (b) any damages or injury to any person, including, but not limited to, your employees, our employees and agents, your customers, and members of the public, suffered or incurred on or about any Licensed Store owned or operated by you, (c) product liabilities claims or defective manufacturing of Pretzelmaker Products by you, or (d) the activities under this Agreement of you or any of your officers, owners, directors, employees, agents or contractors. For purposes of this indemnification, claims will mean and include all obligations, actual, consequential, and incidental damages and costs reasonably incurred in the defense of any claim against the Indemnified Parties, including reasonable accountants', arbitrators', attorneys' and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses. We will have the right to defend any such claim against us. This indemnity will continue in full force and effect subsequent to and notwithstanding the termination of this Agreement.

        15.7 Waiver of Claims. You agree to waive all claims against us for damages to property or injuries to persons arising out of the operation of your Store.

ARTICLE 16

SECURITY AGREEMENT

        16.1 Security Interest. In order to secure full and prompt payment of the fees and other charges to be paid by you to us, and to secure performance of your other obligations and covenants under this Agreement, you hereby grant us a security interest in, lien upon, and right of set off against all of your interest in the improvements, fixtures, inventory, goods, appliances and equipment now or hereafter owned and located at your Store (whether annexed to the Premises or not) or used in connection with the business conducted at the Premises, including all raw materials, work in process and finished goods, and all replacements thereof, attachments, additions, and accessions thereto, and products and proceeds thereof in any form, including but not limited to insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing (collectively, the "Collateral").

        16.2 Requirements. Without our prior written consent, you agree that no lien upon or security interest in the Collateral or any item thereof will be created or suffered to be created and that no lease will be entered into with respect to any item of Collateral. Without our prior written consent, you will not sell or otherwise dispose of any item of Collateral, or remove any Collateral from the Premises, unless the same is replaced by a similar item of equal or greater value, and except for the sales of inventory in the ordinary course of business. You agree to give to us advance notice in writing of any proposed change in your name, identity, or structure and not to make any change without our prior written consent and compliance with the provisions of this Agreement, including Article 12. You agree to execute for filing the financing statements and continuation statements as we have the right to require from time to time. You agree to pay all filing fees, including fees for filing continuation statements in connection with the financing statements, and to reimburse us for all costs and expenses of any kind incurred in connection therewith. If you default under this Agreement, we will have all the remedies and rights available as a "secured party" with respect to the Collateral under the Uniform Commercial Code as in effect from time to time in the state where the Premises are located. The grant of the security interest by you pursuant to Section 16.1 will not be construed to derogate from or impair any other rights which we may have under this Agreement or otherwise at law or equity. The provisions of this Section shall survive the termination of this Agreement.

ARTICLE 17

DISPUTE RESOLUTION

        17.1 Injunctive Relief. Notwithstanding anything to the contrary contained in Section 17.4, we and you will each have the right in a proper case to obtain specific performance, eviction from the Premises, temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction. However, the parties will contemporaneously submit their dispute for arbitration on the merits. You agree that we may have temporary or preliminary injunctive relief without bond, but upon due notice, and your sole remedy in the event of the entry of such injunctive relief will be the dissolution of the injunctive relief, if warranted, upon hearing duly had (all claims for damages by reason of the wrongful issuance of any the injunction being expressly waived). In addition, notwithstanding anything to the contrary contained in Section 17.4, we and our Affiliates have the right to commence a civil action against you or take other appropriate action for the following reasons: (i) to collect sums of money due to us or our Affiliates; (ii) to compel your compliance with trademark standards and requirements to protect the goodwill of the Marks; (iii) to compel you to compile and submit required reports to us or our Affiliates; or (iv) to permit evaluations or audits authorized by this Agreement.

        17.2 Rights of Parties Are Cumulative. Our and your rights under this Agreement are cumulative and the exercise or enforcement of any right or remedy under this Agreement will not preclude the exercise or enforcement by a party of any other right or remedy under this Agreement which it is entitled by law or this Agreement to exercise or enforce.

        17.3 Costs and Attorneys' Fees. If a claim for amounts owed by you to us or our Affiliates is asserted in judicial proceeding or appeal, or if we or you are required to enforce this Agreement in an arbitration or proceeding or appeal, the party prevailing in such proceeding will be entitled to reimbursement of its costs and expenses, including reasonable arbitrators', accounting and legal fees, whether incurred prior to, in preparation for or in contemplation of the filing of any written demand, claim, action, hearing or proceeding to enforce the obligations of this Agreement. If we incur expenses in connection with your failure to pay when due amounts owing to us, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, including, but not limited to legal, arbitrators' and accounting fees, you will reimburse us for any such costs and expenses which we incur.

        17.4 Arbitration.

          (a)   All Disputes Subject to Arbitration. EXCEPT AS DESCRIBED IN SECTION 17.1, ALL CONTROVERSIES, DISPUTES OR CLAIMS BETWEEN US (AND OUR SUBSIDIARIES AND AFFILIATES, AND EACH OF OUR AND THEIR RESPECTIVE SHAREHOLDERS, OFFICERS, DIRECTORS, AGENTS, EMPLOYEES AND ATTORNEYS) AND YOU (AND YOUR ENTITY OWNERS, GUARANTORS AND EMPLOYEES, OFFICERS, DIRECTORS, AGENTS, AND ATTORNEYS) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN YOU AND US WILL BE SUBMITTED FOR ARBITRATION TO THE SALT LAKE CITY, UTAH OFFICE OF THE AMERICAN ARBITRATION ASSOCIATION ON DEMAND OF EITHER YOU OR US. SUCH ARBITRATION PROCEEDINGS WILL BE CONDUCTED IN SALT LAKE CITY, UTAH AND WILL BE HEARD BY ONE ARBITRATOR IN ACCORDANCE WITH THE THEN CURRENT COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. SUCH ARBITRATOR WILL BE A LAWYER OF RECOGNIZED STANDING AND EXPERTISE IN THE AREA OF BUSINESS LAW.

          (b)   Awards. THE ARBITRATOR WILL HAVE THE RIGHT TO AWARD ANY RELIEF WHICH THE ARBITRATOR DEEMS PROPER IN THE CIRCUMSTANCES, INCLUDING MONEY DAMAGES (WITH INTEREST ON UNPAID AMOUNTS FROM THE DATE DUE), SPECIFIC PERFORMANCE, INJUNCTIVE RELIEF AND ATTORNEYS' FEES AND COSTS, IN ACCORDANCE WITH SECTION 17.3, EXCEPT THAT THE ARBITRATOR WILL NOT HAVE THE AUTHORITY TO AWARD EXEMPLARY OR PUNITIVE DAMAGES. THE AWARD AND DECISION OF THE ARBITRATOR WILL BE CONCLUSIVE AND BINDING UPON ALL PARTIES AND JUDGMENT UPON THE AWARD MAY BE ENTERED IN ANY COURT OF COMPETENT JURISDICTION. EACH PARTY WAIVES ANY RIGHT TO CONTEST THE VALIDITY OR ENFORCEABILITY OF SUCH AWARD. THE PARTIES AGREE TO BE BOUND BY THE PROVISIONS OF ANY LIMITATION ON THE PERIOD OF TIME BY WHICH CLAIMS MUST BE BROUGHT. THE PARTIES AGREE THAT, IN CONNECTION WITH ANY SUCH ARBITRATION PROCEEDING, EACH WILL SUBMIT OR FILE ANY CLAIM WHICH WOULD CONSTITUTE A COMPULSORY COUNTER-CLAIM (AS DEFINED BY RULE 13 OF THE FEDERAL RULES OF CIVIL PROCEDURE) WITHIN THE SAME PROCEEDINGS AS THE CLAIM TO WHICH IT RELATES. ANY SUCH CLAIM WHICH IS NOT SUBMITTED OR FILED IN SUCH PROCEEDING WILL BE BARRED.

          (c)   Permissible Parties. YOU AND WE AGREE THAT ARBITRATION WILL BE CONDUCTED ON AN INDIVIDUAL BASIS, AND NOT A CLASS-WIDE BASIS, AND THAT ANY ARBITRATION PROCEEDING BETWEEN YOU AND US WILL NOT BE CONSOLIDATED WITH ANY OTHER ARBITRATION PROCEEDING INVOLVING US AND ANY OTHER PERSON OR ENTITY.

          (d)   Survival. THE PROVISIONS OF THIS SECTION 17.4 WILL CONTINUE IN FULL FORCE AND EFFECT SUBSEQUENT TO AND NOTWITHSTANDING THE EXPIRATION OR TERMINATION OF THIS AGREEMENT.

        17.5 Governing Law. ALL MATTERS RELATING TO ARBITRATION AND WITHIN THE SCOPE OF THE FEDERAL ARBITRATION ACT (9 U.S.C. §§ 1 ET SEQ.) WILL BE GOVERNED BY SUCH ACT. EXCEPT TO THE EXTENT GOVERNED BY THE FEDERAL ARBITRATION ACT, THE UNITED STATES TRADEMARK ACT OF 1946 (LANHAM ACT, 15 U.S.C. SECTIONS 1051 ET SEQ.) OR OTHER FEDERAL LAW, THIS AGREEMENT AND THE RELATIONSHIP BETWEEN YOU AND US WILL BE GOVERNED BY THE LAWS OF THE STATE OF UTAH, EXCEPT THAT THE UTAH BUSINESS OPPORTUNITY DISCLOSURE ACT AND ANY OTHER STATE LAW RELATING TO (1) THE OFFER AND SALE OF FRANCHISES (2) FRANCHISE RELATIONSHIPS, OR (3) BUSINESS OPPORTUNITIES, WILL NOT APPLY UNLESS THE APPLICABLE JURISDICTIONAL REQUIREMENTS ARE MET INDEPENDENTLY WITHOUT REFERENCE TO THIS PARAGRAPH.

        17.6 Consent to Jurisdiction. WE MAY INSTITUTE ANY ACTION AGAINST YOU (WHICH IS NOT REQUIRED TO BE ARBITRATED HEREUNDER) IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF UTAH, AND YOU IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS AND WAIVE ANY OBJECTION YOU MAY HAVE TO EITHER THE JURISDICTION OF OR VENUE IN SUCH COURTS.

        17.7 Waiver of Punitive Damages and Jury Trial. THE PARTIES WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO OR CLAIM FOR ANY PUNITIVE OR EXEMPLARY DAMAGES AGAINST THE OTHER AND AGREE THAT, IN THE EVENT OF A DISPUTE BETWEEN THEM, THE PARTY MAKING A CLAIM WILL BE LIMITED TO RECOVERY OF ANY ACTUAL DAMAGES IT SUSTAINS. IN ADDITION, THE PARTIES IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER AT LAW OR IN EQUITY, BROUGHT BY EITHER PARTY.

        17.8 Limitation of Claims. Any and all claims arising out of or relating to this Agreement or the relationship among the parties to this Agreement will be barred unless an action or proceeding is commenced within one year from the date you or we knew or should have known of the facts giving rise to such claim.

ARTICLE 18

GENERAL PROVISIONS

        18.1 Severability. Each article, section, paragraph, term and provision of this Agreement will be considered severable and if, for any reason, any provision of this Agreement is held to be invalid, contrary to or in conflict with any applicable present or future law or regulation in a final, unappealable ruling issued by any court, agency or tribunal with competent jurisdiction in a proceeding to which we are a party, that ruling will not impair the operation of, or have any other effect upon, such other portions of this Agreement as may remain otherwise intelligible, and such other portions will continue to be given full force and effect and bind the parties, although any portion held to be invalid will be deemed not to be a part of this Agreement from the date the time for appeal expires, if you are a party thereto, otherwise upon your receipt of a notice of non-enforcement thereof from us.

        18.2 Rights Provided by Law. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination or non-renewal of this Agreement than is required under this Agreement, or the taking of some other action not required under this Agreement, or if, under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement is invalid or unenforceable, the prior notice and/or other action required by such law or rule will be substituted for the comparable provisions of this Agreement, and we will have the right to modify the invalid or unenforceable provision to the extent required to be valid and enforceable. You agree to be bound by any promise or covenant imposing the maximum duty permitted by law which is subsumed within the terms of any provision of this Agreement, as though it were separately articulated in and made a part of this Agreement, that may result from striking from any of the provisions of this Agreement any portion or portions which a court or arbitrator may hold to be unenforceable in a final decision to which we are a party, or from reducing the scope of any promise or covenant to the extent required to comply with such a court order or arbitration award. Such modifications to this Agreement will be effective only in such jurisdiction, unless we elect to give them greater applicability, and will be enforced as originally made and entered into in all other jurisdictions.

        18.3 Waivers by Either of Us. Either we or you may by written instrument unilaterally waive or reduce any obligation of or restriction upon the other under this Agreement, effective upon delivery of written notice of waiver to the other or such other effective date stated in the notice of waiver. Any waiver granted by us will be without prejudice to any other rights we may have, will be subject to our continuing review and may be revoked by us at any time and for any reason, effective upon delivery to you of 10 days' prior written notice.

        18.4 Certain Acts Not to Constitute Waivers. Neither we nor you will be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant in this Agreement or to declare any breach to be a default and to terminate this Agreement prior to the expiration of its term) by virtue of (i) any custom or practice of the parties at variance with the terms of this Agreement; (ii) any failure, refusal or neglect of us or you to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations under this Agreement, including any waiver, forbearance, delay, failure or omission by us to exercise any right, power or option, whether of the same, similar or different nature, with respect to other Pretzelmaker Stores or franchise agreements; or (iii) our acceptance of any payments due from you after any breach of this Agreement.

        18.5 Excusable Non-Performance. Neither we nor you will be liable for loss or damage or deemed to be in breach of this Agreement if the failure to perform obligations results from transportation shortages; inadequate supplies of equipment, merchandise, supplies, labor, material or energy or the voluntary suspension of the right to acquire or use any of those items in order to accommodate or comply with the orders, requests, regulations, recommendations or instructions of any federal, state or municipal government or any governmental department or agency; compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal government or any governmental department or agency; acts of God; fires, strikes, embargoes, war or riot; or any other similar event or cause beyond the reasonable control of the party. Any delay resulting from any of those causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable.

        18.6 Interpretation of Rights and Obligations. The following provisions will apply to and govern the interpretation of this Agreement, the parties' rights under this Agreement, and the relationship between the parties:

          (a)   Our Rights. Whenever this Agreement provides that we have a certain right, that right is absolute and the parties intend that our exercise of that right will not be subject to any limitation or review. We have the right to operate, administrate, develop, and change the Pretzelmaker System in any manner that is not specifically precluded by the provisions of this Agreement.

          (b)   Our Reasonable Business Judgment. Whenever we reserve or are deemed to have reserved discretion in a particular area or where we agree or are deemed to be required to exercise our rights reasonably or in good faith, we will satisfy our obligations whenever we exercise Reasonable Business Judgment in making our decision or exercising our rights. A decision or action by us will be deemed to be the result of Reasonable Business Judgment, even if other reasonable or even arguably preferable alternatives are available, if our decision or action is intended, in whole or significant part, to promote or benefit the Pretzelmaker system generally even if the decision or action also promotes a financial or other individual interest of us. Examples of items that will promote or benefit the Pretzelmaker system include, without limitation, enhancing the value of the Marks, improving customer service and satisfaction, improving product quality, improving uniformity, enhancing or encouraging modernization, and improving the competitive position of the Pretzelmaker system. By establishing the Reasonable Business Judgment standard, we and you recognize that it is in the best interest of the Pretzelmaker system that our exercise of discretion in making decisions concerning or that affect the Pretzelmaker system, be given the same latitude that corporate boards of directors are given in regard to decisions concerning the direction of their companies. Neither you nor any third party (including, without limitation, a trier of fact), shall substitute its judgment for our Reasonable Business Judgment.

        18.7 Notice of Potential Profit to Us. We hereby advise you that we and/or our Affiliates have the right from time to time to make available to you goods, products and/or services for use in your Store on the sale of which we and/or our Affiliates may make a profit. We further advise you that we and/or our Affiliates have the right from time to time to receive consideration from suppliers and/or manufacturers related (directly or indirectly) to sales of goods, products or services to you, the promotion of goods, products or services by the Pretzelmaker System or in consideration of services rendered or rights licensed to such persons. You agree that we and/or our Affiliates shall be entitled to said profits and/or consideration.

        18.8 Binding Effect. Subject to the restrictions on Transfers contained in this Agreement, this Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns and successors in interest and will not be modified except by written agreement signed by both you and us.

        18.9 No Third Party Beneficiaries. Nothing in this Agreement is intended, nor will be deemed, to confer any rights or remedies upon any person or legal entity not a party to this Agreement.

        18.10 Approvals. Except where this Agreement expressly obligates us reasonably to approve or not unreasonably to withhold our approval of any action or request by you, we have the right to refuse any request by you or to withhold our approval of any action by you that requires our approval.

        18.11 Headings. The headings of the several sections and paragraphs of this Agreement are for convenience only and do not define, limit or construe the contents of such sections or paragraphs.

        18.12 Joint and Several Liability. If you consist of 2 or more persons or Entities, whether or not as partners, joint venturers, or co-owners, the obligations and liabilities of each person and Entity to us are joint and several.

        18.13 Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original.

        18.14 Notices and Payments. All written notices and reports permitted or required to be delivered by the provisions of this Agreement will be deemed so delivered at the time delivered by hand; 1 business day after transmission by telegraph, facsimile, or other electronic system; 1 business day after being placed in the hands of a commercial courier service for next business day delivery; or 3 business days after placement in the United States Mail by registered or certified mail, return receipt requested, postage prepaid, and will be addressed to the parties at the addresses set forth on the first page of this Agreement or to such other address as a party may specify in a written notice to the other party. Any required payment or report not actually received by us during regular business hours on the date due (or postmarked by postal authorities at least 2 days prior thereto) will be deemed delinquent.

        18.15 Entire Agreement. The Preambles and any exhibits, addenda and appendices attached hereto are a part of this Agreement. This Agreement constitutes the entire agreement of the parties except as provided below in this Section, and there are no other oral or written understandings or agreements between us and you relating to the subject matter of this Agreement, except that you acknowledge that we justifiably have relied on your representations made prior to the execution of this Agreement.

        IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the day and year first above written. This Agreement is not valid until signed by our authorized officer.

PRETZELMAKER FRANCHISING, INC., a Delaware limited liability company		MRS. FIELDS' ORIGINAL COOKIES, INC. a Delaware corporation
/s/ SANDRA BUFFA		/s/ MICHAEL WARD
By:	Sandra Buffa	By:	Michael Ward
Title:	Senior Vice President	Title:	Sr. Vice President

SCHEDULE A
STORE LOCATION SCHEDULE

Franchise Agreement—Store Location dated March 16, 2004

Company	Store #	Concept	Name	Address		City	State	zip	Phone	Open Date
95	3900	PM	Mccain Mall	3829 Mccain Blvd	Space NHI2A	North Little Rock	AR	72116	(501) 758-1100	11/20/1990
95	3903	PM	Mall St. Vincent	1133 St. Vincent Ave	Sp #17-02	Shreveport	LA	71104	(316) 424-3077	11/20/1998
95	3910	PM	Westwood Mall (1324)	1768 West Michigan		Jackson	MI	49202	(517) 782-6246	8/4/2000
95	3911	PM	Regency Square Mall	1420 Parham Rd		Richmond	VA	23229-5513	(804) 741-5349	5/17/2001

OWNERSHIP ADDENDUM TO PRETZELMAKER®
FRANCHISE AGREEMENT

        1.    Entity Owners.    You represent and warrant to us that your Entity Owners are as follows:

NAME	ADDRESS	PERCENTAGE OF INTEREST
Mrs. Fields Holding Company, Inc.	2855 E. Cottonwood Parkway, #400 Salt Lake City, Utah 84121	100%

        2.    Change.    You agree to immediately notify us in writing of any change in the information contained in this Addendum and, at our request, prepare and sign a new Addendum containing the correct information.

        3.    Date of Addendum.    The date of this Addendum is                        , 20    .

Your Initials	Our Initials

APPENDIX A TO PRETZELMAKER® FRANCHISE AGREEMENT

AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS
(DIRECT DEBITS)

[Important Instructions for Completing this Form: Before we can process your Franchise Agreement, you must sign and return this authorization. If, at the time you sign your Franchise Agreement, you do not have your account set up, or if you do not yet know your account information, please show that you agree to the terms of this authorization by signing this form, leaving the account information blank, and returning the signed form with your Franchise Agreement. You can give us your account information when you receive it, but we must have the information before you open your store. If you have any questions about what this form means, you should get advice from your lawyer, your accountant or your bank.]

Your Name (or name of legal entity on Franchise Agreement):
Your Social Security Number (or legal entity Federal Tax ID Number):
Name on Bank Account (if different than above):

The undersigned ("ACCOUNT HOLDER") hereby authorizes Pretzelmaker, Inc. ("COMPANY") to initiate debit entries and/or credit correction entries to ACCOUNT HOLDER's checking and/or savings account(s) listed below at the bank, credit union or other depository listed below ("BANK") and to debit such account per COMPANY's instructions for any and all amounts due to COMPANY. The ACCOUNT HOLDER understands that all amounts debited from the account below will be credited to COMPANY's account. INSTEAD OF COMPLETING THE INFORMATION REQUIRED ON THE FOLLOWING FOUR LINES, YOU MAY ATTACH A CANCELLED OR VOIDED CHECK TO THIS AUTHORIZATION, BECAUSE A VOIDED CHECK INCLUDES ALL OF THIS INFORMATION.

NAME OF BANK Branch
City	State	Zip Code
Telephone Number of Bank	Contact Person at Bank
Bank Transit/ABA Number	Account Number

This authority is to remain in effect until BANK has received joint written notice from COMPANY and ACCOUNT HOLDER of the ACCOUNT HOLDER's termination. Any termination notice must be given in a way as to give BANK a reasonable opportunity to act on it. If a debit entry is initiated to ACCOUNT HOLDER's account in error, ACCOUNT HOLDER shall have the right to have the amount of the error credited to the account by BANK, if (a) within fifteen (15) calendar days following the date on which BANK sent to ACCOUNT HOLDER a statement of account or a written notice regarding such entry or (b) forty-five (45) days after posting, whichever occurs first, ACCOUNT HOLDER shall have sent to BANK a written notice identifying such entry, stating that such entry was in error and requesting BANK to credit the amount thereof to such account. These rights are in addition to any rights ACCOUNT HOLDER may have under federal and state banking laws.

/s/ MICHAEL WARD ACCOUNT HOLDER
By:	Michael Ward
Title:	Sr. Vice President
Date:	March 16, 2004

QuickLinks

  Exhibit 10.30
PRETZELMAKER® FRANCHISE AGREEMENT TABLE OF CONTENTS
PRETZELMAKER® FRANCHISE AGREEMENT
ARTICLE 6 FEES
ARTICLE 7 OBLIGATIONS RELATING TO OPERATIONS
ARTICLE 8 REPORTS AND RECORD KEEPING
ARTICLE 9 MARKETING AND PROMOTION
ARTICLE 10 USE OF THE MARKS AND CONFIDENTIAL INFORMATION
SCHEDULE A STORE LOCATION SCHEDULE Franchise Agreement—Store Location dated March 16, 2004
OWNERSHIP ADDENDUM TO PRETZELMAKER® FRANCHISE AGREEMENT
APPENDIX A TO PRETZELMAKER® FRANCHISE AGREEMENT AUTHORIZATION AGREEMENT FOR PREARRANGED PAYMENTS ( DIRECT DEBITS )